File Pursuant to Rule 424(b)(5)
Registration No. 333-192681

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 28, 2014)

8,000,000 Shares

Aviv REIT, Inc.

COMMON STOCK

We are offering 8,000,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “AVIV.” The last reported sale price of our common stock on the New York Stock Exchange on April 9, 2014 was $24.22 per share.

Shares of our common stock are subject to ownership limitations that are intended to assist us in qualifying and maintaining our qualification as a real estate investment trust. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, an 8.6% ownership limit per stockholder.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and the “Risk Factors” section contained in the documents we incorporate by reference in this prospectus supplement for a discussion of material risks you should consider before investing in our common stock.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us
Per Share	$24.1000	$1.0845	$23.0155
Total	$192,800,000	$8,676,000	$184,124,000

We have granted the underwriters an option to purchase from us up to an additional 1,200,000 shares of our common stock at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about April 15, 2014.

MORGAN STANLEY	BofA MERRILL LYNCH	GOLDMAN, SACHS & CO.

CITIGROUP	RBC CAPITAL MARKETS	SUNTRUST ROBINSON HUMPHREY

CREDIT AGRICOLE CIB	RBS

April 9, 2014.

Prospectus Supplement

Page
About this Prospectus Supplement	S-ii
Special Note Regarding Forward-Looking Statements	S-iii
Presentation of Non-Gaap Financial Information	S-iv
Presentation of Portfolio Metrics	S-v
Summary	S-1
Risk Factors	S-14
Use of Proceeds	S-17

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus provided or approved by us. We have not, and the underwriters have not, authorized any person to provide you with other or additional information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference are accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates, and neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication to the contrary.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of common stock offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information included in the documents incorporated by reference. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts. Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, projected growth opportunities and potential acquisitions, plans and objectives of management for future operations, and compliance with and changes in governmental regulations. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipate,” “expect,” “believe,” “estimate,” “intend,” “plan,” “should,” “seek” or comparable terms, or the negative use of those words, but the absence of these words does not necessarily mean that a statement is not forward-looking.

These forward-looking statements are made based on our current expectations and beliefs concerning future events that may affect us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

Important factors, risks and uncertainties that could cause actual results to differ materially from our expectations include those disclosed under “Risk Factors” and elsewhere in this prospectus supplement and in filings incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors include, among others:

•	uncertainties relating to the operations of our operators, including those relating to reimbursement by government and other third-party payors, compliance with regulatory requirements and occupancy levels;

•	our ability to successfully engage in strategic acquisitions and investments;

•	competition in the acquisition and ownership of healthcare properties;

•	our ability to monitor our portfolio;

•	environmental liabilities associated with our properties;

•	our ability to re-lease or sell any of our properties;

•	the availability and cost of capital;

•	changes in interest rates;

•	the amount and yield of any additional investments;

•	changes in tax laws and regulations affecting real estate investment trusts (“REITs”); and

•	our ability to maintain our status as a REIT.

There may be additional risks of which we are presently unaware or that we currently deem immaterial. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement and the accompanying prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Forward-looking statements are not guarantees of future performance. Except as required by law, we do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus supplement or to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained or incorporated by reference herein.

S-iii

PRESENTATION OF NON-GAAP FINANCIAL INFORMATION

In this prospectus supplement, we use certain financial measures that are derived on the basis of methodologies other than in accordance with United States generally accepted accounting principles (“GAAP”). We derive these “non-GAAP” financial measures as follows:

•	FFO is defined by the National Association of Real Estate Investment Trusts, or NAREIT, as net income (computed in accordance with GAAP), excluding gains and losses from sales of property (net) and impairments of depreciated real estate, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Applying the NAREIT definition to our financial statements results in FFO representing net income before depreciation and amortization, loss on impairment and gain (loss) on sale of assets (net).

•	Normalized FFO represents FFO before loss on extinguishment of debt, reserves for uncollectible loan receivables, transaction costs and severance costs.

•	AFFO represents Normalized FFO before amortization of deferred financing costs, non-cash stock (unit)-based compensation, straight-line rental income (net) and rental income from intangible amortization (net).

•	EBITDA represents net income before interest expense (net), amortization of deferred financing costs and depreciation and amortization.

•	Adjusted EBITDA represents EBITDA before loss on impairment, gain (loss) on sale of assets (net), transaction costs, write off of straight-line rents, non-cash stock (unit)-based compensation, loss on extinguishment of debt and reserves for uncollectible loan receivables.

Our management uses FFO, Normalized FFO, AFFO, EBITDA and Adjusted EBITDA as important supplemental measures of our operating performance and liquidity. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue and as an indicator of our ability to incur and service debt. Because FFO, Normalized FFO and AFFO exclude depreciation and amortization unique to real estate, impairment, gains and losses from property dispositions and extraordinary items and because EBITDA and Adjusted EBITDA exclude certain non-cash charges and adjustments and amounts spent on interest and taxes, they provide our management with performance measures that, when compared year over year or with other REITs, reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and, with respect to FFO, Normalized FFO and AFFO, interest costs, in each case providing perspectives not immediately apparent from net income. In addition, we believe that FFO, Normalized FFO, AFFO, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs.

We offer these measures to assist the users of our financial statements in assessing our financial performance and liquidity under GAAP, but these measures are non-GAAP measures and should not be considered measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP, nor are they indicative of funds available to fund our cash needs, including our ability to make payments on our indebtedness. In addition, our calculations of these measures are not necessarily comparable to similar measures as calculated by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors should not rely on these measures as a substitute for any GAAP measure, including net income, cash flows provided by operating activities or revenues.

S-iv

PRESENTATION OF PORTFOLIO METRICS

In addition to information regarding our financial performance, we present certain metrics in this prospectus supplement regarding the performance of our operators. These metrics include EBITDARM coverage, EBITDAR coverage, EBITDAR margin, portfolio occupancy and quality mix, which are derived as follows:

•	EBITDARM coverage represents EBITDARM, which we define as earnings before interest, taxes, depreciation, amortization, rent expense and management fees allocated by the operator to one of its affiliates, of our operators for the applicable period, divided by the rent paid to us by our operators during such period.

•	EBITDAR coverage represents EBITDAR, which we define as earnings before interest, taxes, depreciation, amortization and rent expense, of our operators for the applicable period, divided by the rent paid to us by our operators during such period. Assumes a management fee of 4%.

•	EBITDAR margin of an operator represents the operator’s EBITDAR for the applicable period divided by the operator’s total revenue for the applicable period.

•	Portfolio occupancy represents the average daily number of beds at our properties that are occupied during the applicable period divided by the total number of beds at our properties that are available for use during the applicable period.

•	Quality mix represents total revenue of our operators from all payor sources, excluding Medicaid revenues, divided by the total revenue of our operators for the applicable period.

These metrics are not derived from our financial statements but are operating statistics that we derive from reports that we receive from our operators pursuant to our triple-net leases. As a result, our portfolio metrics typically lag our own financial statements by approximately one quarter. In order to determine our portfolio metrics for the period presented, the metrics are stated only with respect to properties owned by us and operated by the same operator for the portion of the period we owned the properties and exclude assets held for sale, properties under construction and, with certain exceptions for shorter periods, properties within 24 months of completion of construction. Accordingly, EBITDARM and EBITDAR coverage, EBITDAR margin, portfolio occupancy and quality mix for the twelve months ended September 30, 2013 included 240 of the 263 properties in our portfolio as of September 30, 2013.

When we refer to the contractual rent of our portfolio, we are referring to the total monthly rent due under all of our triple-net leases as of the date specified, calculated based on the first full month following the specified date.

S-v

SUMMARY

This summary highlights selected information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and may not contain all of the information that you should consider before investing in our common stock. You should read this prospectus supplement and the accompanying prospectus in their entirety, including “Risk Factors” and the documents incorporated by reference, before deciding to invest in our common stock.

Unless the context requires otherwise or except as otherwise noted, as used in this prospectus supplement and the accompanying prospectus, the words “Aviv,” “we,” “company,” “us” and “our” refer to Aviv REIT, Inc. and its subsidiaries, including our operating partnership, Aviv Healthcare Properties Limited Partnership, and the words “Aviv REIT” refer to Aviv REIT, Inc.

Company Overview

We are a self-administered real estate investment trust, or REIT, specializing in the ownership and triple-net leasing of post-acute and long-term care skilled nursing facilities, or SNFs. We have been in the business of investing in SNFs for over 30 years, including through our predecessors. Our management team has extensive knowledge of and a track record investing in SNFs and other healthcare real estate. We believe that we own one of the largest and highest-quality portfolios of post-acute and long-term care SNFs in the United States. We generate our cash rental stream by triple-net leasing our properties to third-party operators who have responsibility for the operation of the facilities, including for all operating costs and expenses related to the property, maintenance and repair obligations and other required capital expenditures. Our leases typically include rent escalation provisions designed to provide us with organic growth in our rental stream. As of December 31, 2013, our portfolio consisted of 282 properties in 29 states leased to 38 tenants who represent many of the largest and most experienced operators in the industry. We believe we can continue to achieve attractive returns for our investors by combining a steadily growing rental stream from our existing properties with growth through acquisitions in a large and fragmented industry.

In the last five years, we have acquired 135 properties with 27 tenants in 65 separate transactions ranging in size from less than $1 million to $73 million, for a total of $636.2 million, returning a 16% compound annual growth rate, or CAGR, in gross real estate investments over that period. We have established a track record of working with market-leading operators to support their growth plans through acquisitions. Our experience, reputation and relationships in the SNF industry allow us to acquire properties to which many other investors do not have access. As a result, we have been successful in acquiring high-quality properties at valuations that achieve attractive lease yields and strong rent coverage for our diversified portfolio.

We have built a high-quality and strategically diversified portfolio of tenants and properties with approximately $151.8 million of contractual rent for the twelve months ending December 31, 2014 based on leases in place as of December 31, 2013. We also receive income from secured loan receivables and an asset under a direct financing lease, which together had a book value of $52.9 million as of December 31, 2013. Our leases provide us with long-term cash rental streams, with a weighted-average remaining lease term of approximately 7.8 years as of December 31, 2013 and 20.2% of our rent expiring over the next five years. We are able to proactively manage lease expirations by extending our leases in connection with acquisitions, reinvestment projects and other opportunities. We believe our rental stream is secure because our EBITDARM and EBITDAR portfolio coverage ratios were 2.0x and 1.6x, respectively, for the twelve months ended September 30, 2013. We believe these measures are strong indications of our tenants’ ability to comfortably pay the rent and other amounts due under our leases. In addition, our properties have strong occupancy and quality mix, with portfolio occupancy and quality mix of 79.2% and 47.3%, respectively, for the twelve months ended September 30, 2013. See “Presentation of Portfolio Metrics” for additional information regarding our coverage ratios and other portfolio metrics.

Industry Overview

The healthcare REIT industry represents a subset of the broader REIT market dedicated to owning and triple-net leasing healthcare real estate assets, including SNFs, senior housing communities, hospitals and medical office buildings. There are currently thirteen publicly-traded healthcare REITs representing an aggregate public market capitalization of approximately $109 billion, based on publicly available data as of December 31, 2013. Most of these companies specialize in other healthcare properties or are larger diversified companies that are less focused on investing in post-acute and long-term care SNFs. The SNF real estate industry is large and fragmented, and we believe there is a significant consolidation opportunity. There are approximately 15,700 facilities and 1.7 million beds, according to the American Health Care Association, and over 2,500 SNF operators according to the National Investment Center for the Seniors Housing & Care Industry, or NIC. We estimate that approximately 87% of SNFs are privately owned.

We believe that the dynamics within the SNF industry create an opportunity for attractive returns. The SNF industry is expected to benefit from current and projected near-term demographic, economic and regulatory trends driving demand for post-acute and long-term care services provided by SNFs. The demand for SNFs is need based as they care for residents recovering from an illness or surgery who may have been discharged from a hospital and need rehabilitation or restorative care, and long-term residents who need daily skilled nursing and assistance with numerous activities of daily living. SNFs provide comprehensive delivery of care to these residents at a lower cost than higher acuity healthcare facilities. The SNF industry is insulated from competition by significant barriers to entry, which limit the supply of additional SNFs. Furthermore, governmental programs are now designed for managed care organizations and acute care hospitals to focus on cost savings, which is expected to generate increased utilization for SNFs.

SNFs receive a majority of their revenue through reimbursement from state and federally funded Medicaid and Medicare programs. We believe government reimbursement is a key factor supporting the cost-structure and profitability of SNF operators. Since the inception of the Medicaid and Medicare programs in 1965, the state and federal governments have proven to be reliable payers in support of the care for the U.S. elderly population. Over the last decade, SNF Medicare and SNF Medicaid reimbursement rates have been increasing at a stable rate, including growing at estimated CAGRs of 4% and 3%, respectively, over the last five years through 2012. Furthermore, according to the Centers for Medicare & Medicaid Services, SNF Medicare and Medicaid expenditures are expected to grow 84% from 2011 to 2021. We believe that the government will continue to provide adequate funding for post-acute and long-term care SNFs.

Competitive Strengths

We believe the following strengths serve as the foundation for our business:

Established Healthcare REIT with Expertise Investing in SNFs. We specialize in triple-net leasing post-acute and long-term care SNFs to large and experienced operators. We own one of the largest portfolios of SNFs in the United States and have been investing in SNFs for over 30 years. As of December 31, 2013, 236 of our 282 properties were SNFs, representing 85.7% of our contractual rent. We have extensive experience and expertise regarding the management of our portfolio, which we believe is critical to our success. Our network of market-leading SNF operators has created a pipeline of growth opportunities.

Strategically Diversified Portfolio of High-Quality Properties. We have a diversified portfolio of properties located in 29 states that are triple-net leased on a long-term basis to 38 tenants. We focus on strategically limiting our concentration of properties with tenants and states, with no single tenant representing more than 14.0% of our contractual rent and no state representing more than 17.5% of our contractual rent as of December 31, 2013. We have a strategically balanced portfolio of Medicare and Medicaid revenue which comes from many different reimbursement systems including from the federal government and 28 states. We believe that our diversification helps us generate a stable and steadily growing rental stream. We also pursue a strategy of leasing properties to multiple tenants in each of our markets and multiple properties for each of our tenants, which helps us expand our expertise and relationships in a given market, while also helping us mitigate risk. We focus on continually enhancing the quality of our properties and have established a reinvestment program designed to give our high-quality properties a competitive advantage in their markets. These investments include interior enhancements designed to drive revenues for our operators and exterior enhancements designed to attract residents from the community and key referral sources. We have invested a significant amount of capital in recent years in our existing properties, for which we receive incremental rent, with returns consistent with those we achieve for new acquisitions. We expect this to be a consistent and growing part of our business.

Strong Relationships with Large and Experienced Operators. We have developed strong relationships with many of the largest and most experienced operators in the United States. We have made a long-term commitment to working with operators in a cooperative and supportive manner. Our top ten tenants, which represent 70.8% of our contractual rent as of December 31, 2013, operate an average of 92 properties and have an average relationship with us of ten years. These operators possess the experience, scale and other characteristics that are key factors in driving profitability for them and our properties. Our tenants have strong EBITDAR margins and coverages of 15.7% and 1.6x, respectively, for our properties, for the twelve months ended September 30, 2013. We cultivate long-term relationships with our tenants and other market-leading operators. Our strong relationships with these tenants lead to a significant pipeline of attractive investment opportunities, with approximately 48.5% of our $636.2 million of acquisitions over the last five years completed with existing tenants. We believe we will continue to generate a significant pipeline of investment opportunities as a result of our relationships.

Well-Structured Triple-Net Leases with Strong Coverage. We have strong rent coverage, which is an indication of our tenants’ ability to comfortably pay the rent due under our leases. Our EBITDARM and EBITDAR coverage ratios for the twelve months ended September 30, 2013 were 2.0x and 1.6x, respectively. We believe our coverages achieve the proper balance between maintaining our profitability and providing comfort that our tenants will be able to pay the rent and other amounts due under our leases. Under our triple-net leases, our tenants are responsible for all operating costs and expenses related to the property, including maintenance and repair obligations and other required capital expenditures. This structure helps insulate us from variability in operator cashflows. We support our ability to generate attractive returns on a long-term basis by structuring our leases with a variety of complementary provisions. For instance, our leases typically have initial terms of 10 years and include annual rent escalators of approximately 2% compounded per annum.

These escalator provisions help us achieve a steadily growing cash rental stream. We regularly enter into lease extensions during the term of the lease in connection with additional acquisitions, reinvestment projects and other opportunities that arise from our close tenant relationships. Our lease structures also provide us with key credit support for our rents, with 99% of our contractual rent supported by personal and/or corporate guarantees and 86% supported by master leases or leases with cross-default provisions as of December 31, 2013. Our leases also typically require security deposits of several months’ rent.

Platform Built for Growth with Proven Investment Track Record. We employed 28 people across the organization as of December 31, 2013 and are committed to maintaining a growth-oriented infrastructure. We have 11 professionals focused on sourcing, underwriting and executing transactions. Our acquisition team has enabled us to grow our total assets at December 31, 2013 by 100% over the last five years. We have also developed an experienced asset management team of eight professionals that oversees our properties, preserves our assets and identifies other investments in our existing portfolio that help grow our rental stream. We are disciplined and selective about the investments we make. Our underwriting process includes a thorough assessment of the experience and credit profile of each operator, the quality of the real estate and the demographics of the market in which the property is located. The experience of our management team and our strong working relationships with our tenants have enabled us to invest $126.1 million over the last five years in existing properties and strategic new construction projects, for which we receive incremental rent. We are disciplined and make investments with attractive returns that create long-term value.

Experienced Management Team with Significant Tenure. Craig M. Bernfield, our Chairman and Chief Executive Officer, has built our company for over 25 years. Our President and Chief Operating Officer, Steven J. Insoft, has been with us for nine years and has more than 20 years of experience as an operator, investor and developer of SNFs and assisted living facilities, or ALFs. Our Chief Financial Officer, Mark L. Wetzel, joined Aviv in 2013 with over 25 years of real estate, capital markets and operating experience, including significant public REIT experience as a chief financial officer and senior executive. Our other key senior executives and professionals have significant tenure and experience, averaging 10 years with the company and 23 years in their areas of expertise. Our entire management team has specialized knowledge that is critical to the operation and growth of our business.

Growth Strategies

The SNF industry is large and fragmented and we believe that market conditions are favorable for investing in post-acute and long-term care SNFs and for consolidation in the industry. According to the American Health Care Association, the SNF market comprises 15,700 facilities and 1.7 million beds and, according to the National Investment Center for Senior Housing & Care Industry, or NIC, there are over 2,500 SNF operators in the United States. We estimate that approximately 87% of SNFs are privately owned, and in our experience these operators regularly seek liquidity through the sale of their properties and sale-leaseback transactions. These transactions are attractive to us because they offer conservative property valuations and an alignment of interests with the seller since they continue to operate the property after the acquisition is completed. We have an extensive network of relationships with SNF operators and owners and an experienced team of professionals that specialize in SNFs. We believe our reputation and knowledge will provide us with a significant competitive advantage to further consolidate the ownership of post-acute and long-term care SNF properties.

The primary elements of our growth strategy are to:

Continue to Source Investments from Existing Relationships. Our tenants represent many of the largest and most experienced operators of SNFs in the United States. These market-leading operators have a demonstrated desire, as well as the resources and ability, to grow, and our strong relationships with these operators lead directly to acquisition and other investment opportunities. These operators own many of the facilities they operate, which gives us a significant opportunity to grow our portfolio through purchase and leaseback transactions. These transactions are attractive to the operators because they provide liquidity to grow their businesses. Almost half of our $636.2 million of acquisitions over the five years ended December 31, 2013 were completed with existing tenants. We believe we can continue to expand our relationships with our tenants, who collectively operate over 1,300 properties throughout the United States. As a result, we believe we will continue to identify attractive acquisition, sale-leaseback, reinvestment, new construction and other investment opportunities in our operators’ existing markets, as well as new markets.

Identify Additional Operator Relationships. We seek to expand our portfolio by capitalizing on the network of relationships with market-leading operators we have built in the SNF industry. We focus on operator relationships that meet our investment criteria, and we believe our experience in the industry helps us to identify these high-quality operators. This strategy has resulted in slightly more than half of our acquisitions over the five years ended December 31, 2013 being completed with 14 new tenants who now operate 69 of our properties. Our reputation in the industry has allowed us to generate a significant pipeline of attractive opportunities to grow our portfolio with some of the largest and most experienced operators in the United States.

Generate Additional Rent Through Ongoing Property Reinvestment Program. We are committed to owning and acquiring high-quality properties. We have developed a programmatic approach to reinvesting in our properties to maintain and enhance their quality over the long-term, to help our operators achieve a competitive advantage in their markets and to generate an attractive return on our invested capital. These investments include interior enhancements such as therapy gyms and specialty care units designed to drive revenues for our operators, and exterior enhancements, such as lighting, signage and architectural features, designed to attract residents from the community and key referral sources. We are able to identify and complete a significant volume of these investments, through which we are able to generate additional rents at returns consistent with those we achieve with new acquisitions and help our tenants enhance their profitability. In connection with these investments, we obtain lease extensions, which drive our long-term rental stream.

Further Enhance Our Franchise and Position as an Industry Leader. We are committed to further developing our reputation and franchise in the SNF industry. We frequently sponsor and speak at industry conferences and similar events and focus on opportunities to prominently align ourselves with other leaders in the post-acute and long-term care SNF and healthcare real estate industry. Mr. Bernfield, our Chairman and Chief Executive Officer, serves on the board of directors, and we are one of five Premier Partners of NIC, one of our industry’s leading organizations. We also host an annual conference for our operators to share best practices and ideas, which generates additional investment opportunities for us. As a result of our efforts, there is significant awareness of the Aviv franchise in the SNF industry, which results in SNF owners and operators approaching us with a significant pipeline of attractive investment opportunities.

Strategically Pursue Opportunities to Invest in Complementary Healthcare Properties. We intend to continue to capitalize on our management team’s extensive knowledge of healthcare properties, as well as our strong relationships with our tenants, to supplement our core strategy of acquiring and investing in post-acute and long-term care SNFs. We opportunistically acquire complementary healthcare properties, such as assisted living facilities, or ALFs, and independent living facilities, or ILFs, which collectively represented 10.6% of our contractual rents as of December 31, 2013. In addition, we have also acquired long-term acute-care hospital and traumatic brain injury facilities, which collectively represented 3.7% of our contractual rents as of December 31, 2013, with experienced operators that meet our criteria for quality and experience and that we believe have the ability and desire to grow with us. We believe the acquisition of these properties on a strategic basis helps us continue to generate attractive returns, diversify our existing portfolio and further expand and strengthen our industry relationships.

Our Portfolio

As of December 31, 2013, our portfolio consisted of 282 properties, comprised of 236 SNFs, 26 ALFs, 14 traumatic brain injury facilities, two long-term acute care hospitals, one neuro hospital, one ILF, one medical office building, and one land parcel for development, with approximately 22,700 beds in 29 states triple-net leased to 38 operators. Our portfolio consisted of 277 owned properties (including three properties under development), three properties that we lease and sublease to a third-party operator, one property in which we hold a leasehold security interest from a third-party operator and one new construction property in which we hold a security interest. Our EBITDARM and EBITDAR coverage ratios for the twelve months ended September 30, 2013 were 2.0x and 1.6x, respectively, and our operators’ EBITDAR margins at our properties averaged 16%. For the twelve months ended September 30, 2013, our portfolio occupancy was 79.2% and our quality mix was 47.3%.

The following tables summarize information about our properties as of December 31, 2013:

Operator Diversification

Operator(1)	Number of Properties	Number of Operating Beds	Percentage of Contractual Rent
Daybreak	52	3,999	14.0%
Saber	30	2,559	13.5%
EmpRes	17	1,404	8.4%
Preferred Care	17	1,617	7.1%
Maplewood	7	477	6.9%
Sun Mar	13	1,345	6.0%
Fundamental	12	1,296	4.9%
Diversicare	6	944	3.8%
Deseret	18	893	3.3%
Genesis	10	881	2.9%
Other (28 operators)	100	7,321	29.2%

Total	282	22,736	100.0%

(1)	Throughout this prospectus supplement and accompanying prospectus, we refer to operators by their commonly-known trade names; however, each operator may operate through a variety of legal entities, some or all of which may not be under common ownership and properties may not be subject to master leases or cross-defaulted.

State Diversification

State	Number of Properties	Number of Operating Beds	Percentage of Contractual Rent(1)
Texas	62	5,197	17.5%
Ohio	27	2,743	14.0%
California	36	2,279	12.8%
Connecticut	6	407	6.3%
Pennsylvania	10	1,134	5.5%
Missouri	15	1,238	4.8%
Arkansas	11	1,102	3.9%
Illinois	11	1,169	3.6%
New Mexico	9	782	3.4%
Washington	10	590	3.1%
Other (19 states)	85	6,095	25.1%

Total	282	22,736	100.0%

(1)	In the case where the facilities’ master lease includes more than one state, rent was allocated proportionally by number of beds.

Recent Investment Activity

We have completed $110.4 million of acquisitions year-to-date, with initial cash yields consistent with our 2013 acquisitions, consisting of the following:

•	In January 2014, we acquired a campus in Minnesota, which includes one SNF, one ALF and one ILF and is triple-net leased to Mission Health Communities, and one SNF in Texas, which is triple-net leased to Fundamental, in two separate transactions for an aggregate of $55.9 million. These investments have a blended initial cash yield of 9.4%, annual escalators and initial lease terms of 10 years.

•	In March 2014, we acquired seven SNFs in Kentucky, which are triple-net leased to Providence Group, and two SNFs in Iowa, which are triple-net leased to Trillium Healthcare, in two separate transactions for an aggregate of $48.5 million. These investments have a blended initial cash yield of 10.7%, annual escalators and initial lease terms of 10 years.

•	In April 2014, we acquired one SNF in Florida for $6.0 million, which is triple-net leased to Trillium Healthcare. This investment has an initial cash yield of 10.5%, a 2% fixed annual escalator and an initial lease term of 10 years.

In addition, in March 2014, we completed construction of a new SNF located in Texas, which is triple-net leased to Daybreak. The 80-bed SNF replaced an existing SNF, had a total construction cost of $6.2 million and has an initial cash yield of 11.0%.

Including our recent investment activities, our portfolio consists of 296 properties triple-net-leased to 39 operators and represents approximately $162 million of annualized contractual cash rent as of April 1, 2014.

Our Structure

Aviv REIT was incorporated as a Maryland corporation on July 30, 2010 and operates in a manner intended to allow it to qualify as a REIT for U.S. federal income tax purposes. Our operating partnership, Aviv Healthcare Properties Limited Partnership, is a Delaware limited partnership formed on July 30, 2010 as the successor to a Delaware limited partnership of the same name formed on March 4, 2005 in connection with the roll-up of various affiliated entities.

We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our properties are owned by our operating partnership, or direct and indirect subsidiaries of our operating partnership. We are the sole general partner of our operating partnership, and we and the other limited partners of our operating partnership own all of the limited partnership units of our operating partnership, which we refer to as “OP units.” Our operating partnership has a single class of OP units. The OP units held by the other limited partners of our operating partnership are redeemable for cash, subject to our election to acquire the OP units in exchange for unregistered shares of our common stock on a one-for-one basis.

We will contribute the net proceeds of this offering to our operating partnership in exchange for 8,000,000 OP units (9,200,000 OP units if the underwriters exercise their option in full). As a result, immediately following this offering, we will hold an interest in our operating partnership constituting approximately 80.0% of the issued and outstanding OP units of our operating partnership (approximately 80.4% if the underwriters exercise their option in full).

Tax Status

We intend to operate in a manner that will allow us to continue to qualify as a REIT for U.S. federal income tax purposes. We made the election to be taxed as a REIT effective as of our taxable year ending December 31,

2010. We believe that our investments and proposed method of operation will enable us to meet the requirements for qualification as a REIT for U.S. federal income tax purposes. As a REIT, we are required to satisfy a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our “REIT taxable income,” as such term is defined in the U.S. Internal Revenue Code of 1986, as amended, or the Code, computed without regard to our deduction for dividends paid and excluding any net capital gains. As a REIT, we are generally not subject to U.S. federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates, and we may not be able to qualify for treatment as a REIT for that taxable year and the next four taxable years. Even if we continue to qualify as a REIT, we will be subject to certain federal, state and local taxes on our income and property.

Restrictions on Ownership of our Common Stock

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, our charter generally prohibits any person (other than a person who has been granted an exception as described below, or an excepted holder) from actually or constructively owning more than 8.6% (in value) of our outstanding common stock or 8.6% (in value) of our aggregate outstanding stock of all classes and series. We refer to these restrictions, collectively, as the ownership limit. Our charter permits our board of directors to make an exception to these limits and create a different limit on ownership, or excepted holder limit, and, in certain circumstances, and subject to our directors’ duties under applicable law, requires our board of directors to make such an exception prospectively or retroactively and to create an excepted holder limit, if the person seeking the exception or excepted holder limit makes certain representations and agreements satisfactory to our board of directors. Our board of directors may not make an exception to the ownership limit or create an excepted holder limit if ownership by the excepted holder in excess of the ownership limit would cause us to fail to qualify as a REIT.

Our board of directors has created excepted holder limits for certain of our stockholders and holders of OP units. These limits allow (i) LG Aviv L.P. and certain other affiliates of Lindsay Goldberg LLC, collectively as an excepted holder, to hold up to 21,653,813 shares of our common stock or up to 21,653,813 shares of all classes and series of our outstanding stock, (ii) Mr. Bernfield, our Chairman and Chief Executive Officer, together with certain of his affiliates, collectively as an excepted holder, to hold up to 6,265,729 shares of our outstanding common stock or up to 6,265,729 shares of all classes and series of our outstanding stock, (iii) family members of and other entities affiliated with Zev Karkomi, one of our co-founders, collectively as an excepted holder, to hold up to 5,437,012 shares of our outstanding common stock or up to 5,437,012 shares of all classes and series of our outstanding stock and (iv) Cohen & Steers Capital Management, Inc., as an excepted holder, to hold up to 9.9% (in value) of our outstanding common stock. In the case of each excepted holder limit expressed as a number of shares, the number of shares will be proportionally adjusted in the event of a stock split or stock dividend or similar transaction. In connection with this offering, Cohen & Steers Capital Management, Inc. has requested an increase in its excepted holder limit from 9.9% to 15.0% (in value) of our outstanding common stock.

Distribution Policy and Payment of Distributions

We intend to distribute to our stockholders each year all or substantially all of our REIT net taxable income so as to avoid paying corporate income tax and excise tax on our REIT income and to qualify for the tax benefits afforded to REITs under the Code. However, the actual amount, timing and frequency of distributions will be determined by our board of directors based upon a variety of factors deemed relevant by our directors, including our results of operations and our debt service obligations.

Corporate Information

Our corporate offices are located at 303 West Madison Street, Suite 2400, Chicago, Illinois 60606. Our telephone number is (312) 855-0930. Our internet website is www.avivreit.com. The information contained on, or accessible through, our website is not a part of and shall not be deemed incorporated by reference into this prospectus supplement.

THE OFFERING

Common stock offered by us	8,000,000 shares

Common stock and OP units outstanding immediately after this offering(1)	57,446,462 shares/OP units

Use of proceeds

We estimate that the net proceeds to us from this offering after expenses will be approximately $183.7 million, or approximately $211.3 million if the underwriters exercise their option in full. We intend to contribute the net proceeds from this offering to our operating partnership in exchange for OP units of our operating partnership. Our operating partnership intends to use the net proceeds to repay certain indebtedness and the remainder for general corporate purposes, including the potential acquisition of additional properties in the ordinary course of business. See “Use of Proceeds.”

Risk factors

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and the “Risk Factors” section contained in the documents we incorporate by reference in this prospectus supplement for a discussion of material risks you should consider before investing in our common stock.

New York Stock Exchange symbol	AVIV

(1)	The number of shares of common stock and OP units to be outstanding immediately after this offering is based on (i) 37,934,650 shares of our common stock and (ii) 11,511,812 OP units not held directly or indirectly by us that are redeemable for cash, subject to our election to acquire the OP units in exchange for unregistered shares of our common stock on a one-for-one basis, in each case outstanding as of March 31, 2014, and excludes, as of such date:

•	5,697,480 shares of our common stock issuable upon exercise of outstanding options under our 2010 Management Incentive Plan with a weighted average exercise price of $17.44 per share;

•	332,652 shares of our common stock issuable upon vesting of outstanding restricted stock unit awards under our 2013 Long-Term Incentive Plan;

•	1,577,548 shares of common stock reserved for future grants under our 2013 Long-Term Incentive Plan; and

•	37,934,650 OP units held by us.

Unless otherwise stated, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase up to 1,200,000 shares of our common stock.

SUMMARY FINANCIAL AND OPERATING DATA

You should read the following summary historical consolidated financial and operating data in conjunction with our audited consolidated financial statements and the notes related thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference herein. The summary historical consolidated financial data as of December 31, 2013 and for the years ended December 31, 2013, 2012 and 2011 have been derived from our audited historical consolidated financial statements. Certain comparative figures have been reclassified to conform to our current financial statement presentation and to reflect the effect of the classification of certain assets as “discontinued operations.” The historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
Operating Information	2013	2012	2011
	(dollars in thousands, except per share data)
Revenues
Rental income	$136,513	$121,210	$91,091
Interest on secured loans and financing lease	4,400	4,633	5,193
Interest and other income	154	1,129	844

Total revenues	141,067	126,972	97,128
Expenses
Interest expense incurred	40,785	47,440	36,010
Amortization of deferred financing costs	3,459	3,543	2,657
Depreciation and amortization	33,226	26,892	20,272
General and administrative	26,886	15,955	11,422
Transaction costs	3,114	7,259	5,493
Loss on impairment	500	11,117	5,233
Reserve for uncollectible secured loan and other receivables	68	10,331	1,591
Gain on sale of assets, net	(1,016)	—	(1,171)
Loss on extinguishment of debt	10,974	28	3,807
Other expense	—	400	267

Total expenses	117,996	122,965	85,581

Income from continuing operations	23,071	4,007	11,547
Discontinued operations	—	4,586	(234)

Net income	23,071	8,593	11,313
Net income allocable to noncontrolling interests/limited partnership units of the operating partnership	(6,010)	(3,455)	(5,107)

Net income allocable to stockholders	$17,061	$5,138	$6,206

Weighted average shares outstanding
Basic	33,700,834	20,006,538	14,487,565
Diluted	44,324,214	20,135,689	14,633,354
Income from continuing operations allocable to stockholders
Basic	$0.51	$0.12	$0.44

Diluted	$0.49	$0.12	$0.43

	As of December 31, 2013(1)
Balance Sheet Information	Actual	As Adjusted
	(dollars in thousands)
Gross real estate investments	$1,310,790	$1,310,790
Cash and cash equivalents	50,764	214,488
Secured loan receivables, net	41,686	41,686
Total assets	1,330,433	1,494,157
Total debt	686,406	666,406
Total liabilities	761,988	741,988
Stockholders’ equity	434,292	599,479
Noncontrolling interests	134,153	152,690
Total equity	568,445	752,169
Total liabilities and equity	1,330,433	1,494,157

(1)	The summary balance sheet data as of December 31, 2013 is presented (a) on an actual basis and (b) on an as adjusted basis to give effect to the sale by us pursuant to this offering of 8,000,000 shares of our common stock at the public offering price of $24.10 per share, and the application of the net proceeds from this offering as described in “Use of Proceeds.”

	Year Ended December 31,
Other Information	2013	2012	2011
	(dollars in thousands)
Cash flows provided by operating activities	$67,353	$44,475	$52,088
Cash flows used in investing activities	(218,901)	(184,690)	(207,056)
Cash flows provided by financing activities	184,436	117,229	182,801
FFO(2)	55,781	42,177	35,647
Normalized FFO(2)	70,156	55,995	46,459
AFFO(2)	79,520	52,085	50,197
EBITDA(3)	100,540	86,464	70,241
Adjusted EBITDA(3)	128,762	110,215	94,180

(2)	For a discussion of FFO, Normalized FFO and AFFO, including their limits as financial measures, see “Presentation of Non-GAAP Financial Information.” The following table is a reconciliation of our net income to FFO, Normalized FFO and AFFO:

	Year Ended December 31,
	2013	2012	2011
	(dollars in thousands)
Net Income	$23,071	$8,593	$11,313
Depreciation and amortization	33,226	26,892	20,272
Loss on impairment	500	11,117	5,233
Gain on sale of assets, net	(1,016)	(4,425)	(1,171)

Funds from Operations	55,781	42,177	35,647
Loss on extinguishment of debt	10,974	28	3,807
Reserve for uncollectible loan receivables	11	6,531	1,512
Transaction costs	3,114	7,259	5,493
Severance costs	276	—	—

Normalized Funds from Operations	70,156	55,995	46,459
Amortization of deferred financing costs	3,459	3,543	2,665
Non-cash stock (unit)-based compensation	11,752	1,689	1,972
Straight-line rental income, net	(4,478)	(7,656)	467
Rental income from intangible amortization, net	(1,369)	(1,486)	(1,366)

AFFO	$79,520	$52,085	$50,197

The following table is a reconciliation of our cash flows provided by operating activities to FFO, Normalized FFO and AFFO:

	Year Ended December 31,
	2013	2012	2011
	(dollars in thousands)
Cash flows provided by operating activities	$67,353	$44,475	$52,088
Depreciation from discontinued operations	—	(43)	(575)
Reserve for uncollectible loan and other receivables	(68)	(10,331)	(1,512)
Non-cash stock (unit)-based compensation	(11,752)	(1,689)	(1,972)
Amortization of deferred financing costs	(3,459)	(3,543)	(2,665)
Straight-line rental income (expense), net	4,478	7,656	(467)
Rental income from intangible amortization, net	1,369	1,486	1,366
Changes in operating assets and liabilities	2,514	4,194	(5,967)
Discontinued operations	—	—	(773)
Non-cash loss on extinguishment of debt	(5,161)	(42)	(3,807)
Other	507	14	(69)

Funds from Operations	55,781	42,177	35,647
Loss on extinguishment of debt	10,974	28	3,807
Reserve for uncollectible loan and other receivables	11	6,531	1,512
Transaction costs	3,114	7,259	5,493
Severance costs	276	—	—

Normalized Funds from Operations	70,156	55,995	46,459
Amortization of deferred financing costs	3,459	3,543	2,665
Non-cash stock (unit)-based compensation	11,752	1,689	1,972
Straight-line rental income, net	(4,478)	(7,656)	467
Rental income from intangible amortization, net	(1,369)	(1,486)	(1,366)

AFFO	$79,520	$52,085	$50,197

(3)	For a discussion of EBITDA and Adjusted EBITDA, including their limits as financial measures, see “Presentation of Non-GAAP Financial Information.” The following table is a reconciliation of our net income to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
	2013	2012	2011
	(dollars in thousands)
Net income	$23,071	$8,593	$11,313
Interest expense, net	40,784	47,436	35,991
Amortization of deferred financing costs	3,459	3,543	2,665
Depreciation and amortization	33,226	26,892	20,272

EBITDA	100,540	86,464	70,241
Loss on impairment	500	11,117	5,233
Gain on sale of assets, net	(1,016)	(4,425)	(1,171)
Transaction costs	3,114	7,259	5,493
Write off of straight-line rents	2,887	1,552	7,093
Non-cash stock (unit)-based compensation	11,752	1,689	1,972
Loss on extinguishment of debt	10,974	28	3,807
Reserve for uncollectible loan receivables	11	6,531	1,512

Adjusted EBITDA	$128,762	$110,215	$94,180

The following table is a reconciliation of our cash flows provided by operating activities to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
	2013	2012	2011
	(dollars in thousands)
Cash flows provided by operating activities	$67,353	$44,475	$52,088
Interest expense, net	40,784	47,436	35,991
Depreciation from discontinued operations	—	(43)	(575)
Straight-line rental income (expense), net	4,478	7,656	(467)
Rental income from intangible amortization, net	1,369	1,486	1,366
Non-cash stock (unit)-based compensation	(11,752)	(1,689)	(1,972)
Gain on sale of assets, net	1,016	4,425	1,171
Loss on impairment	(500)	(11,117)	(6,092)
Reserve for uncollectible loan and other receivables	(68)	(6,531)	(1,426)
Changes in operating assets and liabilities	2,514	396	(5,967)
Non-cash loss on extinguishment of debt	(5,161)	(42)	(3,807)
Other	507	12	(69)

EBITDA	100,540	86,464	70,241
Loss on impairment	500	11,117	5,233
Gain on sale of assets, net	(1,016)	(4,425)	(1,171)
Transaction costs	3,114	7,259	5,493
Write-off of straight-line rents	2,887	1,552	7,093
Non-cash stock (unit)-based compensation	11,752	1,689	1,972
Loss on extinguishment of debt	10,974	28	3,807
Reserve for uncollectible loan receivables	11	6,531	1,512

Adjusted EBITDA	$128,762	$110,215	$94,180

Cash flow used in investing activities	$(218,901)	$(184,690)	$(207,056)
Cash flow provided by financing activities	$184,436	$117,229	$182,801

RISK FACTORS

An investment in our common stock involves significant risks. Before making your investment decision, you should consider the following risks relating to this offering and our common stock, as well as the information contained herein or incorporated by reference, including those additional risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. There may be other risks of which we are presently unaware or that we currently deem immaterial. These risks may materially and adversely affect our business, financial condition, liquidity and results of operations. As a result, the trading price of our common stock could decline significantly and you could lose all or a part of your investment.

Risks Relating to this Offering and Ownership of Our Common Stock

The market price of our common stock may be volatile, which could cause the value of your investment to fluctuate and possibly decline significantly.

The market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our funds from operations or earnings estimates;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by stockholders;

•	speculation in the press or investment community;

•	general market, economic and political conditions;

•	our operating performance and the performance of other similar companies;

•	changes in accounting principles;

•	passage of legislation or other regulatory developments that adversely affect us or our industry; and

•	the potential impact of governmental budgets and healthcare reimbursement expenditures.

Market interest rates may have an effect on the value of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution or interest rate on our common stock or seek securities paying higher dividends or interest. The market price of our common stock likely is based primarily on the earnings that we derive from rental income with respect to our properties and our related distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable-rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions to stockholders.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Any sales by us or by our existing stockholders of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, may cause the market price of our shares to decline. The exercise of any options or the vesting of any restricted stock granted to our directors, executive officers and other employees under our 2010 Management Incentive Plan and 2013 Long-Term Incentive Plan, the issuance of our common stock in exchange for OP units not held directly or indirectly by us, at our option and subject to certain limits, the issuance of our common stock in connection with facility, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. In addition, future sales of shares of our common stock by us may be dilutive to existing stockholders.

Our cash available for distributions may not be sufficient to make distributions at expected levels.

We may be unable to pay our annual distributions to stockholders out of cash available for distributions. If sufficient cash is not available for distributions from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions or reduce the amount of such distributions. To the extent that we fund distributions from working capital, our cash available for investing purposes will decrease. Pending the ultimate use of the proceeds from this offering, we intend to invest the proceeds in a variety of liquid investments, including short-term, interest-bearing instruments such as U.S. government securities and municipal bonds. The rate of return on these investments, which affects the amount of cash available to make distributions to stockholders, has fluctuated in recent years and most likely will be less than the return obtainable from the type of real estate investments we seek to make. Therefore, delays we encounter in identifying suitable uses for the proceeds of this offering may adversely affect our ability to pay distributions to stockholders.

Certain provisions of Maryland Law may limit the ability of a third party to acquire control of our company; to the extent we have opted out of certain of these provisions and cannot opt in without a stockholder vote, we may have limited protection from coercive takeover attempts.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of delaying, deferring or preventing a transaction or a change of control of the company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Subject to certain limitations, provisions of the MGCL prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our stock or an affiliate or associate of us who beneficially owned 10% or more of the voting power of our stock during the previous two years) or an affiliate of the interested stockholder for five years after the most recent date on which the stockholder became an interested stockholder. After the five-year period, business combinations between us and an interested stockholder or an affiliate of the interested stockholder must generally either provide a minimum price to our stockholders or be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding stock and at least two-thirds of the votes entitled to be cast by stockholders other than the interested stockholder and its affiliates and associates.

These provisions of the MGCL relating to business combinations do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the statute, our board of directors has by resolution exempted any business combination between us and any other person or entity from the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any such person or entity. As a result, these persons may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute. Our bylaws provide that this resolution may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with such resolution, or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL, with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

The MGCL also provides that holders of control shares (which are shares of our stock which, when aggregated with other shares that the acquiror owns or is entitled to direct the exercise of voting power (other than solely by virtue of a revocable proxy), entitle the stockholder to exercise (i) at least 10% but less than 33%, (ii) at least 33% but less than a majority or (iii) a majority of the voting power in the election of directors) generally have no voting rights with respect to the control shares except to the extent approved by stockholders (other than the holder of the control shares, our officers and our directors who are also our employees) entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, our bylaws contain a provision exempting from the provisions of the MGCL relating to control share acquisitions any and all acquisitions by any person of our common stock. Our board of directors may not amend this provision of our bylaws without the approval of a majority of the votes cast on any such amendment by holders of outstanding shares of our common stock.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to elect to be subject to certain provisions relating to corporate governance that may have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders’ best interests.

Legislative or other actions affecting REITs could have a negative impact on us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws (including, if enacted, proposals in draft legislation recently released by the Chairman of the Ways and Means Committee of the U.S. House of Representatives) and interpretations thereof could materially adversely affect an investment in our common stock.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the common stock will be approximately $183.7 million, or $211.3 million if the underwriters exercise their option in full, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $400,000 that are payable by us.

We intend to contribute the net proceeds to us from this offering to our operating partnership in exchange for OP units of our operating partnership. Our operating partnership intends to use those net proceeds to repay the entire amount outstanding under our revolving credit facility and the remainder for general corporate purposes, including the potential acquisition of additional properties in the ordinary course of business. As of December 31, 2013, the outstanding balance under our revolving credit facility was $20.0 million, which accrues interest at a rate equal to 2.52% and matures on March 26, 2016.

Pending any ultimate use of any portion of the proceeds from this offering, our operating partnership intends to invest the proceeds in a variety of liquid investments, including short-term, interest-bearing instruments such as U.S. government securities and municipal bonds. We cannot predict whether the proceeds invested will yield a favorable return.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is traded under the symbol “AVIV” on the New York Stock Exchange, or NYSE. The following table sets forth, for the quarters indicated, the range of high and low sales prices for our common stock as reported by the NYSE and the dividends declared per common share.

	Price Range(1)		Cash Distributions Declared Per Share(2)
	High	Low
2014
Second Quarter (through April 9, 2014)	$25.30	$23.83	—
First Quarter	$26.22	$22.74	$0.360
2013
Fourth Quarter	$26.02	$22.64	$0.360
Third Quarter	$26.38	$21.31	$0.360
Second Quarter	$31.10	$23.38	$0.384
First Quarter	$24.17	$22.10	$0.300
2012
Fourth Quarter	—	—	$0.320
Third Quarter	—	—	$0.330
Second Quarter	—	—	$0.340
First Quarter	—	—	$0.360

(1)	During the first quarter of 2013, we completed an initial public offering pursuant to a registration statement which became effective on March 20, 2013. As such, no price ranges are available for 2012 and the price range for the first quarter of 2013 represents trading prices after March 20, 2013.
(2)	Cash dividends prior to our initial public offering have been retrospectively restated to reflect the 60.37-for-one split effective on March 8, 2013.

The last reported sale price of our common stock on the NYSE on April 9, 2014 was $24.22 per share. As of April 9, 2014, there were 27 holders of record of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee name.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2013:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to the sale by us pursuant to this offering of 8,000,000 shares of our common stock at the public offering price of $24.10 per share, and the application of the net proceeds from this offering as described in “Use of Proceeds.”

You should read this table in conjunction with our audited consolidated financial statements and the related notes thereto appearing in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein.

	As of December 31, 2013
	Actual	As Adjusted(1)
	(dollars in thousands, except per share data)
Cash and cash equivalents	$50,764	$214,488

Total debt:
Revolving Credit Facility(2)	$20,000	$—
Other debt	666,406	666,406

Total debt	686,406	666,406
Stockholders’ equity:
Common stock ($0.01 par value per share; 300,000,000 shares authorized; 37,593,910 and 45,593,910 shares issued and outstanding, respectively)	376	456
Additional paid-in-capital	523,658	688,765
Accumulated deficit	(89,742)	(89,742)

Total stockholders’ equity	434,292	599,479
Noncontrolling interests—operating partnership	134,153	152,690

Total equity	568,445	752,169

Total capitalization	$1,254,851	$1,418,575

(1)	If the underwriters’ option to purchase up to an additional 1,200,000 shares of our common stock is exercised in full, (i) an additional 1,200,000 shares of common stock would be issued and we would receive approximately $27.6 million in additional net proceeds; and (ii) cash and cash equivalents, total shareholders’ equity and total capitalization would also increase by approximately $27.6 million.
(2)	As of April 7, 2014, we had $98.0 million outstanding under our revolving credit facility. We intend to apply a portion of the net proceeds of this offering to repay the entire amount outstanding under our revolving credit facility. We expect to have $400 million available undrawn under our revolving credit facility after giving effect to the anticipated application of proceeds of this offering, subject to borrowing base limitations.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	2,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,600,000
Goldman, Sachs & Co.	1,360,000
Citigroup Global Markets Inc.	800,000
RBC Capital Markets, LLC	800,000
SunTrust Robinson Humphrey, Inc.	800,000
Credit Agricole Securities (USA) Inc.	320,000
RBS Securities Inc.	320,000

Total:	8,000,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,200,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,200,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$24.1000	$192,800,000	$221,720,000
Underwriting discounts and commissions to be paid by us	$1.0845	$8,676,000	$9,977,400
Proceeds, before expenses, to us	$23.0155	$184,124,000	$211,742,600

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $400,000. We have agreed to pay the reasonable fees and disbursements of counsel to the underwriters in connection with the clearance of this offering with the Financial Industry Regulatory Authority.

Our common stock is listed on the New York Stock Exchange under the trading symbol “AVIV”.

We, each of our directors and executive officers and our private equity investor have agreed that we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we have agreed not to file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock during the restricted period. Our directors and executive officers and our private equity investor have agreed that they will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant, the settlement of restricted stock units, the accrual of dividend equivalents or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing or as described in this prospectus supplement (including the documents incorporated by reference herein);

•	the filing of one or more registration statements with the SEC on Form S-8 relating to the offering of securities in accordance with the terms of an equity incentive plan, employment agreement or other similar arrangements;

•	the grant of restricted stock, options or other securities pursuant to an equity incentive plan as described in this prospectus supplement (including the documents incorporated by reference herein);

•	the issuance by us of securities in an amount up to 5% of our outstanding shares of common stock or OP units in connection with an acquisition or strategic transaction; provided that the recipient of such securities enters into a lock-up agreement with respect to such securities for the remaining restricted period;

•	sales pursuant to a trading plan pursuant to Rule 10b5-1 under the Exchange Act in existence on the date of this prospectus supplement for the transfer of shares of common stock beneficially owned on such date; provided that, to the extent any filing under the Exchange Act is required of or voluntarily made by the seller in connection with any such sale, such filing shall include a statement to the effect that such sale was effected pursuant to a Rule 10b5-1 trading plan;

•	any distribution, exchange or transfer of shares of common stock beneficially owned by any of our directors or officers or our private equity investor to any direct or indirect general or limited partner of the foregoing; provided that (i) the transferee of such shares of common stock will be required to execute a lock-up agreement and (ii) no public announcement or filing under the Exchange Act is required or voluntarily made in connection with such distribution, exchange or transfer;

•	(i) following the termination of any of our directors’ or executive officers’ employment with us, the exercise, in accordance with their terms, of stock options outstanding on the date of the lock-up agreement that would otherwise expire during the restricted period and (ii) the transfer to us, in a transaction exempt from Section 16(b) of the Exchange Act, of any such stock options on a “cashless” or “net exercise” basis or of any such stock options to cover any tax withholding obligations in connection with the exercise of such stock options following such termination of employment; provided that (a) the securities received upon such exercise will also be subject to the foregoing restrictions and (b) no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such exercise (other than any filing on Form 4 under Section 16(a) of the Exchange Act under transaction code “F” and/or “M” so long as such filing includes a footnote or other disclosure that expressly states that such disposition (x) in the case of clause (i) above, relates to the exercise of stock options pursuant to our 2010 Management Incentive Plan, that no common stock received in connection therewith was sold by the reporting person in any open market transaction and that the net amount of any common stock received is subject to a lock-up agreement and/or (y) in the case of clause (ii) above, is a transfer to us in order to satisfy cashless exercise and/or tax withholding obligations in connection with the exercise of previously-awarded stock options);

•	shares of common stock or any other securities convertible into or exercisable or exchangeable for shares of common stock transferred by will or intestacy, transferred as a bona fide gift or charitable contribution, or transferred to the affiliates of our directors or executive officers or our private equity investor; provided that (i) any such transfer shall not involve a disposition for value, (ii) no filing under Section 16 of the Exchange Act will be required in connection with such transfer during the restricted period and the transferor does not otherwise voluntarily effect any public filing or report regarding such transfer during the restricted period and (iii) the transferee of such shares of common stock will be required to execute a lock-up agreement; or

•	with respect to Steven Insoft, our President and Chief Operating Officer, transfers of up to an aggregate of 87,491 OP units pledged as collateral to secure a loan in favor of Mr. Insoft.

The representatives, on behalf of the underwriters, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Certain holders of OP units, representing 69.2% of the OP units outstanding immediately prior to this offering (other than OP units held by us), will not be required to enter into the lock-up agreements described above. The underwriting agreement prohibits us from exchanging shares of common stock for the OP units of any such holder during the 90-day lock-up period unless the applicable holder enters into a lock-up agreement. Because such holders have not signed lock-up agreements in advance, however, subject to the terms of the partnership agreement governing our operating partnership, such holders of OP units may, prior to any such exchange, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any OP units or any securities convertible into or exercisable or exchangeable for OP units or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the OP units.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for us and our affiliates in the ordinary course of business, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and RBC Capital Markets, LLC served as initial purchasers in offerings of our 7 3/4% Senior Notes due 2019 and as underwriters in our initial public offering. Goldman, Sachs & Co., SunTrust Robinson Humphrey, Inc. and RBS Securities Inc. also served as underwriters in our initial public offering. Each of the underwriters served as initial purchasers in connection with the offering of our 6% Senior Notes due 2021. Each of the underwriters or certain of their affiliates also serve as lenders under our revolving credit facility and will receive a portion of the net proceeds of this offering in connection with the repayment of all outstanding indebtedness under our revolving credit facility.

Selling Restrictions

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act),

“professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member

State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

We have been represented by Sidley Austin LLP, Chicago, Illinois. The validity of the common stock and certain other matters of Maryland law will be passed upon for us by Venable LLP. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedules of Aviv REIT, Inc. and its subsidiaries and of Aviv Healthcare Properties Limited Partnership and its subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 that are incorporated by reference herein have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report thereon, and are incorporated by reference herein in reliance on such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus supplement from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is modified or superseded by information contained in this prospectus supplement or accompanying prospectus or in any other subsequently filed document that also is incorporated by reference herein. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus supplement except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 20, 2014;

•	our Current Report on Form 8-K filed with the SEC on January 30, 2014; and

•	the description of our common stock in our Registration Statement on Form 8-A filed with the SEC on March 18, 2013, including any amendments and reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial filing of the registration statement relating to this prospectus supplement and prior to the termination of the offering of any securities covered by this prospectus supplement and the accompanying prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules. The information contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Aviv REIT, Inc., 303 W. Madison St., Suite 2400, Chicago, Illinois 60606, Attn: Investor Relations, by telephone request to (312) 855-0930 or by email request to info@avivreit.com. The documents may also be accessed on our website at www.avivreit.com. The information contained on, or accessible through, our website is not a part of and shall not be deemed incorporated by reference into this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.avivreit.com. The information contained on, or accessible through, our website is not a part of and shall not be deemed incorporated by reference into this prospectus supplement.

PROSPECTUS

$1,000,000,000

Aviv REIT, Inc.

COMMON STOCK, PREFERRED STOCK, WARRANTS, RIGHTS AND UNITS

Aviv Healthcare Properties Limited Partnership and

Aviv Healthcare Capital Corporation

DEBT SECURITIES

Guarantees of Debt Securities by Aviv REIT, Inc. and the Subsidiary Guarantors

5,450,576 Shares

Aviv REIT, Inc.

COMMON STOCK

We may offer from time to time, in one or more series:

•	shares of our common stock;

•	shares of our preferred stock;

•	senior and/or subordinated debt securities;

•	guarantees related to the debt securities;

•	warrants to purchase common stock and/or preferred stock;

•	rights to purchase common stock and/or preferred stock; and

•	units consisting of two or more of these classes or series of securities.

The selling stockholders named herein may offer from time to time up to 5,450,576 shares of our common stock issuable in exchange for units of limited partnership (“OP Units”) in Aviv Healthcare Properties Limited Partnership, our operating partnership, tendered for redemption by one or more of such selling stockholders pursuant to their contractual rights.

We, or the selling stockholders, may offer these securities in amounts, at prices and on terms determined at the time of offering. The specific plan of distribution for any securities to be offered will be provided in a prospectus supplement. If we use agents, underwriters or dealers to sell these securities, a prospectus supplement will name them and describe their compensation.

The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you make an investment decision.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “AVIV.” On December 5, 2013, the closing sale price of our common stock, as reported on the NYSE, was $24.86 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 2 and the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of our common stock, preferred stock, debt securities, warrants, rights and units from time to time and in one or more offerings and our selling stockholders may offer and sell shares of our common stock in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered (if other than common stock) and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts. Examples of forward-looking statements include all statements regarding our expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, projected growth opportunities and potential acquisitions, plans and objectives of management for future operations, and compliance with and changes in governmental regulations. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipate,” “expect,” “believe,” “estimate,” “intend,” “plan,” “should,” “seek” or comparable terms, or the negative use of those words, but the absence of these words does not necessarily mean that a statement is not forward-looking.

These forward-looking statements are made based on our current expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

Important factors that could cause actual results to differ materially from our expectations include those disclosed under “Risk Factors” and elsewhere in this prospectus and in filings made by us with the Securities and Exchange Commission (the “SEC”). These factors include, among others:

•	uncertainties relating to the operations of our operators, including those relating to reimbursement by government and other third-party payors, compliance with regulatory requirements and occupancy levels;

•	our ability to successfully engage in strategic acquisitions and investments;

•	competition in the acquisition and ownership of healthcare properties;

•	our ability to monitor our portfolio;

•	environmental liabilities associated with our properties;

•	our ability to re-lease or sell any of our properties;

•	the availability and cost of capital;

•	changes in interest rates;

•	the amount and yield of any additional investments;

•	changes in tax laws and regulations affecting real estate investment trusts (“REITs”); and

•	our ability to maintain our status as a REIT.

There may be additional risks of which we are presently unaware or that we currently deem immaterial. Forward-looking statements are not guarantees of future performance. Except as required by law, we do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

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SUMMARY

This summary highlights selected information appearing or incorporated in this prospectus and may not contain all of the information that is important to you. This prospectus includes information about our securities as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety, including “Risk Factors” and the financial statements and related notes incorporated by reference herein, before deciding to invest in our securities. Unless the context requires otherwise or except as otherwise noted, as used in this prospectus the words “Aviv REIT,” “we,” “company,” “us” and “our” refer to Aviv REIT, Inc. and its subsidiaries.

Our Company

We are a self-administered real estate investment trust, or REIT, specializing in the ownership and triple-net leasing of post-acute and long-term care skilled nursing facilities, or SNFs. We have been in the business of investing in SNFs for over 30 years, including through our predecessors. Our management team has extensive knowledge of and a track record investing in SNFs and other healthcare real estate. We believe that we own one of the largest and highest-quality portfolios of post-acute and long-term care SNFs in the United States. We generate our cash rental stream by triple-net leasing our properties to third-party operators who have responsibility for the operation of the facilities, including for all operating costs and expenses related to the property, maintenance and repair obligations and other required capital expenditures. As of September 30, 2013, our portfolio consisted of 263 properties in 29 states leased to 36 operators who represent many of the largest and most experienced operators in the industry. We have a geographically diversified portfolio, with no state representing more than 18.3% of our contractual rent as of September 30, 2013. Our properties are leased to a diversified group of operators, with no single operator representing more than 15.7% of our contractual rent as of September 30, 2013.

We operate our business through our operating partnership, Aviv Healthcare Properties Limited Partnership. We are the general partner of our operating partnership and, as of September 30, 2013, we owned 75.7% of the OP Units of our operating partnership.

Corporate Information

Aviv REIT was incorporated as a Maryland corporation on July 30, 2010 and operates in a manner intended to allow it to qualify as a REIT for U.S. federal income tax purposes. Our operating partnership, Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, was formed on July 30, 2010, and was the successor to a Delaware limited partnership of the same name formed on March 4, 2005 in connection with the roll-up of various affiliated entities.

Our corporate offices are located at 303 West Madison Street, Suite 2400, Chicago, Illinois 60606. Our telephone number is (312) 855-0930. Our internet website is http://www.avivreit.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

RISK FACTORS

An investment in our securities involves significant risks. Before making an investment decision you should consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, as well as other information we include or incorporate by reference in this prospectus and in the applicable prospectus supplement. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents our consolidated ratio of earnings to fixed charges for each of the periods indicated. We computed these ratios by dividing earnings by fixed charges. For this purpose, earnings consists of net income before fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, preferred dividends, discounts and capitalized expenses related to indebtedness. The ratios are based solely on historical financial information and no pro forma adjustments have been made.

Year Ended December 31,					Nine Months Ended September 30, 2013
2008	2009	2010	2011	2012
1.63x	2.23x	2.60x	1.29x	1.17x	1.37x

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to contribute all of the net proceeds from the sale of securities by Aviv REIT, Inc. to our operating partnership, Aviv Healthcare Properties Limited Partnership, in exchange for additional OP Units of our operating partnership. Unless otherwise indicated in the applicable prospectus supplement, our operating partnership intends to use any net proceeds from the sale of offered securities for general corporate purposes, including the potential acquisition of additional properties. We may invest funds not required immediately for such purposes in short-term investment grade securities.

We will not receive any of the proceeds from the issuance of shares of common stock to the selling stockholders pursuant to the contractual rights of such holders, or the resale of shares of our common stock from time to time by the selling stockholders, but we will acquire additional OP Units in our operating partnership in exchange for any such issuances. Consequently, with each redemption of OP Units, our percentage ownership interest of our operating partnership will increase.

The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws as in effect at the time of any offering. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” References in this section to “we,” “company,” “us” and “our” refer only to Aviv REIT, Inc.

General

Our charter provides that we may issue up to 300,000,000 shares of common stock, $0.01 par value per share, and up to 25,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to approve amendments to our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without common stockholder approval. As of December 2, 2013, 37,602,768 shares of our common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends if, when and as authorized by our board of directors and declared by us out of assets legally available for distribution and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities of our company.

We intend to declare regular quarterly dividends on our common stock in an amount equal to at least 90% of our REIT taxable income. Since Aviv REIT made the election to be taxed as a REIT effective as of its taxable year ending December 31, 2010, it has declared quarterly dividends in the aggregate amount of $23.2 million and $27.9 million for the years ended December 31, 2011 and 2012, respectively, and $48.9 million for the nine months ended September 30, 2013. We are subject to certain restrictions regarding the payment of cash dividends under the indentures governing our senior debt securities and the credit agreement relating to our revolving credit facility.

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as otherwise may be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. Holders of shares of our common stock will have no right to cumulative voting in the election of directors and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock generally will be able to elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Pursuant to the Investment Agreement (the “Investment Agreement”) between the Company and Lindsay Goldberg LLC (“Lindsay Goldberg”), so long as Lindsay Goldberg hold at least 27.5% of our common stock (assuming all partnership units of our operating partnership are exchanged for shares of our common stock), Lindsay Goldberg will have the right to nominate three directors to our board of directors, subject to stockholder vote. The right to nominate directors decreases as follows (in each case assuming all partnership units of our operating partnership are exchanged for shares of our common stock):

•	if Lindsay Goldberg owns less than 27.5%, but at least 18.0%, then it will be entitled to nominate two directors;

•	if Lindsay Goldberg owns less than 18.0%, but at least 10%, then it will be entitled to nominate one director; and

•	if Lindsay Goldberg owns less than 10%, then it will no longer be able to nominate any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, shares of our common stock will have equal dividend, liquidation and other rights.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series of our stock from time to time into shares of one or more classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by the Maryland General Corporation Law (“MGCL”) and our charter to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series, including, but not limited to, the following:

•	the title and stated value of the preferred stock;

•	the number of shares constituting each class or series;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and, unless otherwise stated in a prospectus supplement relating to the series of preferred stock being offered, will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the specific terms of each series of our preferred stock, including the price at which the preferred stock may be purchased, the number of shares of preferred stock offered, and the terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

Our charter authorizes our board of directors to approve amendments to our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without common stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded or the terms of any other class or series of our stock. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the U.S. Internal Revenue Code of 1986, as amended, or the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account options to acquire shares of stock) may be owned, directly or through certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “Material U.S. Federal Income Tax Considerations—Taxation of Aviv REIT—Requirements for REIT Qualification—General.”

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and in continuing to qualify as a REIT. We designed these restrictions solely to protect our status as a REIT and not for the purpose of serving as an anti-takeover defense. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 8.6% (in value) of our outstanding common stock or 8.6% (in value) of all classes and series of our outstanding stock. We refer to these restrictions, collectively, as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.” In addition, different ownership limits apply to Lindsay Goldberg LLC and its affiliates, or Lindsay Goldberg, to Mr. Bernfield, our Chairman and Chief Executive Officer, together with certain of his affiliates, family members and estates and trusts, and to a trust formed for the benefit of the estate of Zev Karkomi, one of our co-founders, together with certain affiliates, family members and estates and trusts, which we refer to collectively as the Karkomi Estate.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 8.6% (in value) of our outstanding common stock or 8.6% (in value) of all classes and series of our outstanding stock (or the acquisition by an individual or entity of an interest in an entity that owns, actually or constructively, our stock) could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 8.6% (in value) of our outstanding common stock or 8.6% (in value) of all classes and series of our outstanding stock and thereby violate the applicable ownership limit.

Our charter provides that our board of directors, subject to certain limits including the directors’ duties under applicable law, upon receipt of certain representations and agreements, shall exempt, prospectively or retroactively, a person from either or both of the ownership limits and, if necessary, establish a different limit on ownership for such person if, among other conditions:

•	our board of directors obtains such representations and undertakings as it determines, in its sole and absolute discretion, are reasonably necessary to determine that no individual will now or in the future own, beneficially or constructively, shares in excess of either of the ownership limits; and

•	such person does not and represents that it will not own, actually or constructively, more than a 9.9% interest (by vote or number of shares, or by interest in assets or net profits, as applicable) in a tenant of ours (or a subtenant of any such tenant, or a tenant of any entity owned in whole or in part by us).

Our charter further provides that our board of directors, subject to certain limits including the directors’ duties under applicable law, upon receipt of certain representations and agreements, may exempt, prospectively or retroactively, a person from either or both of the ownership limits if, among other conditions:

•	our board of directors obtains such representations and undertakings as it determines, in its sole and absolute discretion, are reasonably necessary to determine that no individual’s beneficial or constructive ownership of such shares of our stock will result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or to otherwise fail to qualify as a REIT; and

•	such person does not and represents that it will not own, actually or constructively, more than a 9.9% interest (by vote or number of shares, or by interest in assets or net profits, as applicable) in a tenant of ours (or a subtenant of any such tenant, or a tenant of any entity owned in whole or in part by us), unless the revenue derived (and expected to continue to be derived) from such tenant is sufficiently small such that, in the judgment of our board of directors, rent from such tenant would not adversely affect our ability to qualify as a REIT.

As a condition of either of these exemptions, our board of directors may require an opinion of counsel or Internal Revenue Service, or IRS, ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and any other agreements, representations and undertakings as our board of directors determines are necessary or advisable to make the determinations above. Notwithstanding the receipt of any such ruling or opinion, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with granting a waiver or establishing an excepted holder limit or at any other time, our board of directors may increase one or both of the ownership limits for one or more persons and decrease one or both of the ownership limits for all other persons, except that a decreased ownership limit will not be effective for any person whose percentage ownership of our stock exceeds the decreased ownership limit until the person’s percentage ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

Our charter also prohibits:

•

any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant would cause us to fail to satisfy any the gross income requirements imposed on REITs under the Code); and

•	any transfer of shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors, or would result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid by such prohibited owner to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restriction on ownership and transfer of our stock, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void and of no force or effect, and the intended transferee will acquire no rights in the shares. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Except as otherwise provided by the Investment Agreement, pursuant to which Lindsay Goldberg may be entitled to repurchase the shares causing the violation, shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a devise or gift, the last sale price reported on the NYSE on the day of the devise or gift) and (2) the last sale price reported on the NYSE on the date we accept, or our designee accepts, such offer. We may reduce the amount payable by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

Except as otherwise provided by the Investment Agreement, if we do not buy the shares, the trustee must sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. The trustee is required to sell such shares pursuant to an orderly liquidation of the shares in a manner determined by the trustee to result in an orderly liquidation of the shares and to maximize the net proceeds from such orderly liquidation. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sale price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole and absolute discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast such vote.

If our board of directors determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating such person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we may request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of our stock on our status as a REIT and to comply, or determine our compliance with, the requirements of any governmental or taxing authority.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to attempt to, or to continue to, qualify as a REIT or that compliance is no longer required for REIT qualification.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interests.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be increased or decreased by a majority of our entire board of directors and will not be less than the minimum number required under the MGCL, which is one, and, unless our bylaws are amended, not more than fifteen. Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. Pursuant to the Investment Agreement, so long as Lindsay Goldberg holds at least 10% of our common stock (assuming all partnership units of our operating partnership are exchanged for shares of our common stock), Lindsay Goldberg will have the right to nominate one to three directors to our board of directors, subject to stockholder vote. See “—Common Stock.”

Each of our directors will be elected by our common stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors generally will be elected by a plurality of all the votes cast at a duly called meeting at which a quorum is present.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes of series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person, other than the corporation or any subsidiary, who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

Pursuant to the statute, our board of directors has by resolution exempted any business combination between us and any other person or entity from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any such person or entity. Our bylaws provide that this resolution may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with such resolution, or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL, with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock, and this provision of our bylaws may not be repealed, in whole or in part, without the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock.

Maryland Unsolicited Takeovers Act

Title 3, Subtitle 8 of the MGCL permits Maryland corporations that are subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and have at least three independent directors to elect by resolution of the board of directors or by provision in its charter or bylaws to be subject, even if such provisions may be inconsistent with the corporation’s charter and bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board may be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to our charter, we have elected to be subject to the provision of Subtitle 8 that requires that vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the stockholders entitled to be cast generally in the election of directors to remove any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman, chief executive officer, president or the board of directors, the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting on such matter to call a special meeting of stockholders to consider and vote on any matter that may properly be considered by our stockholders.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert into another entity, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless such action is declared advisable by its board of directors and is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our charter generally provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except that our charter’s provisions regarding removal of directors and restrictions on ownership and transfer of our stock, and the vote required to amend these provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Bylaw Amendments

Except for the provisions of our bylaws relating to the exemptions from the business combination act and the control share act, and the vote required to amend such provisions (which may be amended only by the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock), our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by our stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of each individual so nominated or such other business and has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of each individual so nominated and has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including a provision in our bylaws opting out of the control share acquisition provisions of the MGCL. See “—Business Combinations,” “—Control Share Acquisitions” and “—Maryland Unsolicited Takeovers Act.”

Indemnification and Limitation of Directors’ and Officers’ Liability

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, managing member or manager of another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification of and advancement of expenses to our directors and officers to the maximum extent permitted under Maryland law and procedures for determining entitlement to such indemnification or advances.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Shares of our common stock are listed on the New York Stock Exchange, or NYSE, under the symbol “AVIV.”

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that the issuers may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities the issuers may offer under this prospectus, we will describe the particular terms of any debt securities that the issuers may offer in more detail in the applicable prospectus supplement. The terms of any debt securities the issuers offer under a prospectus supplement may differ from the terms we describe below. References to the “issuers” in this section refer to Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation, majority owned subsidiaries of Aviv REIT, Inc.

The issuers will issue any senior notes under the senior indenture which they will enter into with the trustee named in the senior indenture. The issuers will issue any subordinated notes under the subordinated indenture which they will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summary of material provisions of the senior notes, the subordinated notes and the indentures is subject to, and qualified in its entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that the issuers sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not the series of debt securities will be issued in global form and, if so, the terms and who the depositary will be;

•	the maturity date(s);

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, the issuers will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether the issuers can redeem the debt securities if the issuers have to pay such additional amounts;

•	the interest rate(s), which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which the issuers may, at their option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which the issuers are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	the events of default and covenants relevant to the debt securities, including, the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, and any terms which may be required by the issuers or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Material U.S. federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, the issuers will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

The issuers will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by the issuers, except that, unless we otherwise indicate in the applicable prospectus supplement, the issuers may make payments of principal or interest by check which they will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, the issuers will designate an office or agency of the trustee in the City of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that the issuers initially designate for the debt securities of a particular series. The issuers will maintain a paying agent in each place of payment for the debt securities of a particular series.

Governing Law

The indentures, the debt securities and any guarantees will be governed by and construed in accordance with the laws of the State of New York.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.

Guarantees

Unless otherwise specified in the applicable supplement to this prospectus, the debt securities may be unconditionally and irrevocably guaranteed on an unsecured and unsubordinated basis by us and by certain of our existing and future subsidiaries that are listed as guarantors in the applicable supplement to this prospectus. Any guarantee would cover the timely payment of the principal of, and any premium, interest or sinking fund payments on, the debt securities, whether we make the payment at a maturity date, as a result of acceleration or redemption, or otherwise. We will more fully describe the existence and terms of any guarantee of any of debt securities in the prospectus supplement relating to those debt securities.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of warrants that we may offer under this prospectus. While the terms we have summarized below will generally apply to any warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below. References in this section to “we,” “company,” “us” and “our” refer only to Aviv REIT, Inc.

We may issue warrants for the purchase of shares of our common stock or shares of our preferred stock. We may issue warrants independently of or together with shares of our common stock or shares of our preferred stock offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, shares of common stock or shares of preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants.

The following summary of material provisions of the warrant agreements and warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement and the warrant certificates applicable to the particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreement and warrant certificates that contain the terms of the warrants.

General

The applicable prospectus supplement will describe the terms of the warrants, including as applicable:

•	the offering price;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the warrants and the exercise price;

•	the number of warrants being offered;

•	the date, if any, after which the warrants and the underlying securities will be transferable separately;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire (the “Expiration Date”);

•	the number of warrants outstanding, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the warrants;

•	the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants will be offered and exercisable for U.S. dollars only and will be in registered form only.

Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants to purchase shares of common stock or preferred stock will not have any rights of holders of shares of common stock or preferred stock, including the right to receive payments of dividends, if any, or to exercise any applicable right to vote.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase that number or amount of underlying securities, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.

Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying securities purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.

DESCRIPTION OF RIGHTS

We may issue rights for the purchase of shares of our common stock or shares of our preferred stock. Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights. References in this section to “we” refer only to Aviv REIT, Inc.

The applicable prospectus supplement will describe the terms of any rights we issue, including as applicable:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights commences and the date on which the right expires;

•	the number of rights outstanding, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the rights; and

•	any other terms of the rights, including the terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Rights will be exercisable for U.S. dollars only and will be in registered form only.

DESCRIPTION OF UNITS

References in this section to “we” refer only to Aviv REIT, Inc. We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to the units will describe the terms of any units we issue, including as applicable:

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the units; and

•	how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, holding, and disposition of our stock. For purposes of this section, references to “Aviv REIT,” “we,” “our,” and “us” mean only Aviv REIT, Inc., and not its subsidiaries, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed herein. This summary also assumes that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents or partnership agreements. This discussion is for your general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or to you, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special tax rules, such as:

•	an insurance company;

•	a financial institution or broker dealer;

•	a regulated investment company or a REIT;

•	a holder who received our stock through the exercise of employee stock options or otherwise as compensation;

•	a person holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	a person who, as a nominee, holds our stock on behalf of another person;

•	a partnership or other entity classified as a partnership (or disregarded entity) for U.S. federal income tax purposes;

•	a person holding our stock indirectly through other vehicles, such as partnerships, trusts, or other entities; and

•	except to the extent discussed below:

•	a tax-exempt organization; and

•	a non-U.S. investor.

This summary assumes that you will hold our stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences (including the federal, state, local, and non-U.S. tax consequences) to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock.

Taxation of Aviv REIT

We made the election to be taxed as a REIT effective as of our taxable year ending December 31, 2010. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner.

The law firm of Sidley Austin LLP has acted as our tax counsel in connection with our election to be taxed as a REIT. We expect to receive an opinion of Sidley Austin LLP to the effect that, commencing with our taxable year ending December 31, 2010, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our current and proposed methods of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Sidley Austin LLP will be based on various factual assumptions relating to our organization and operation, and will be conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, and the past, present, and future conduct of our business operations as well as factual representations and covenants from current owners of Aviv REIT. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sidley Austin LLP or us that we will so qualify for any particular year. The opinion of Sidley Austin LLP, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part, will be expressed as of the date issued, and will not cover subsequent periods. Opinions of counsel impose no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, asset ownership, distribution levels, and diversity of stock ownership, various qualification requirements imposed on REITs by the Code, compliance with which has not been and will not be reviewed by our tax counsel. In addition, our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis, which may not be reviewed by our tax counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for REIT Qualification—General.” While we intend to operate so that we continue to qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. Thus, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level upon the distribution of that income.

The maximum rate at which most taxable non-corporate U.S. stockholders are taxed on qualifying corporate dividends is 20% (the same as the current rate for long-term capital gains). With limited exceptions, however, dividends received by stockholders from us, or from other entities that are taxed as REITs, are generally not eligible for such 20% rate, and instead are taxed at rates applicable to ordinary income. See “Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will generally be taxed at regular corporate rates on any income, including net capital gains, that we do not distribute during or within a specified time period after the calendar year in which such income is earned.

•	We may be subject to the “alternative minimum tax.”

•	If we earn net income from “prohibited transactions,” which generally are sales or other dispositions of property, other than foreclosure property, that is included in our inventory or held by us primarily for sale to customers in the ordinary course of business, we will be subject to a tax at the rate of 100% of such net income. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on net income from “prohibited transactions,” but such net income from the sale or other disposition of such foreclosure property may be subject to corporate income tax at the highest applicable rate, which is currently 35%. We may receive, but do not anticipate receiving, any income from foreclosure property. See “—Foreclosure Property” below.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	If we should fail to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy the reporting requirements described in Section 856(c)(6) of the Code and our failure of such test or tests is due to reasonable cause and not due to willful neglect, we will be subject to a tax equal to 100% of the greater of the amount of gross income by which we fail either the 75% gross income test or the 95% gross income test, multiplied by a fraction which is our taxable income over our gross income determined with certain modifications.

•	Similarly, if we should fail to satisfy any of the asset tests described below (other than a de minimis failure of the 5% and 10% asset tests described below), but nonetheless maintain our qualification as a REIT because we satisfy our reporting and disposition requirements in Section 856(c)(7) of the Code and our failure to satisfy a test or tests is due to reasonable cause and not due to willful neglect, we will be subject to an excise tax equal to the greater of (i) $50,000 for each taxable year in which we fail to satisfy any of the asset tests or (ii) the amount of net income generated by the assets that caused the failure (for the period from the start of such failure until the failure is resolved or the assets that caused the failure are disposed of), multiplied by the highest corporate tax rate.

•	If we should fail to meet certain minimum distribution requirements during any calendar year, which is an amount equal to or greater than the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any such taxable income from prior periods that is undistributed, we would be subject to an excise tax at the rate of 4% on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•	If we fail to satisfy certain requirements for REIT qualification, other than the gross income tests and asset tests, we will generally be required to pay a penalty of $50,000 for each such failure.

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for REIT Qualification—General.”

•	A 100% tax may be imposed with respect to certain items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary, or TRS, if and to the extent that the IRS establishes that such items were not based on market rates.

•	If we acquire appreciated assets from a corporation taxable under subchapter C of the Code, in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	Certain of our subsidiaries may be subchapter C corporations, the earnings of which will be subject to federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and non-U.S. income, property, and other taxes on our and our subsidiaries’ assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for REIT Qualification—General

The Code defines a REIT as a corporation, trust or association that has filed (and not revoked) an election to be treated as a REIT, and:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as such term is defined in the Code to include specified tax-exempt entities); and

(7) that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxable as a REIT.

We believe that we have been organized, have operated, and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7), inclusive, during the relevant time periods. Our charter provides restrictions on ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements, as described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable U.S. Treasury Department regulations, or Treasury regulations, that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

To monitor continuing compliance with the share ownership requirements described in (5) and (6) above, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

The Code provides relief from violations of certain of the REIT requirements, if a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation (see “—Income Tests” and “—Asset Tests” below). If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a direct or indirect partner in a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, such as our operating partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets (subject to special rules relating to the 10% asset test described below), and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities, and items of income in the operating partnership will be treated as our assets, liabilities, and items of income for purposes of applying the REIT requirements described below. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Our Operating Partnership.”

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS that is wholly owned by a REIT, or by one or more disregarded subsidiaries of the REIT, or by a combination of the two. Other entities that are wholly owned by a REIT, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with entities treated as partnerships for U.S. federal income tax purposes in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Income Tests” and “—Asset Tests.”

Taxable Subsidiaries. REITs, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS, of the REIT. Once made, such an election would also automatically apply to any of the TRS’s subsidiaries of which the TRS owns more than 35% of the voting power or value. A REIT generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless the REIT and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and may reduce our ability to make distributions to our stockholders.

We currently own an interest in one TRS. On January 3, 2011, we formed Aviv Healthcare Capital Corporation, a Delaware corporation that is wholly-owned by us. We have elected to treat Aviv Healthcare Capital Corporation as a TRS for U.S. federal income tax purposes.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of its TRSs or other taxable subsidiary corporations in determining its compliance with the REIT requirements, a TRS may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees).

However, a TRS may not directly or indirectly operate or manage a health care facility. The Code defines a “health care facility” generally to mean a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility or other licensed facility that extends medical or nursing or ancillary services to patients and that is operated by a provider that is eligible for participation in the Medicare program with respect to such facility. If the IRS were to treat a REIT’s subsidiary corporation as directly or indirectly operating or managing a health care facility, such subsidiary would not qualify as a TRS, which could jeopardize the REIT’s qualification. We may engage in activities indirectly through a TRS as necessary or convenient to avoid recognizing income from services that would jeopardize our REIT status if we engaged in the activities directly. It is not currently contemplated, however, that we will engage in material activities through a TRS.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS and its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, as discussed below under “—Penalty Tax,” the rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s operators that are not conducted on an arm’s length basis.

Income Tests

In order to qualify and maintain our qualification as a REIT, we must satisfy annually two gross income requirements. First, at least 95% of our gross income for each taxable year, but excluding gross income from “prohibited transactions” and certain hedging transactions, must be derived from: (1) dividends; (2) interest; (3) rents from real property; (4) gain from the sale or other disposition of stock, securities, and real property

(including interests in real property and interests in mortgages on real property) which is not described in Section 1221(a)(1) of the Code; (5) abatements and refunds of taxes on real property; (6) income and gain derived from foreclosure property; (7) non-contingent amounts received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (8) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Section 857(b)(6) of the Code; and (9) certain mineral royalty income.

Second, at least 75% of our gross income for each taxable year, but excluding gross income from certain hedging transactions and prohibited transactions, must be derived from: (1) rents from real property; (2) interest on obligations secured by mortgages on real property or on interests in real property; (3) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code; (4) dividends or other distributions on, and gain from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other REITs; (5) abatements and refunds of taxes on real property; (6) income and gain derived from foreclosure property; (7) non-contingent amounts received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (8) gain from the sale or disposition of a real estate asset which is not a prohibited transaction solely by reason of Section 857(b)(6) of the Code; and (9) qualified temporary investment income.

Rents from Real Property. Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above, only if several conditions, including the following, are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” if it constitutes more than 15% of the total rent received under the lease. We have reviewed our properties and have determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. There can be no assurance, however, that the IRS will not assert that rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the amount of any such non-qualifying income, together with other non-qualifying income, exceeds 5% of our gross income, we may fail to qualify as a REIT.

Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the operators of such property, other than through an “independent contractor” from which the REIT derives no revenues and that satisfies certain other requirements. We and our affiliates are permitted, however, to perform only services that are “usually or customarily rendered” in connection with the rental of space for occupancy and are not otherwise considered rendered to the occupant of the property. In addition, we and our affiliates may directly or indirectly provide non-customary services to operators of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Furthermore, except in certain instances, such as in connection with the operation or management of a health care facility, we are generally permitted to provide services to operators or others through a TRS without disqualifying the rental income received from operators for purposes of the REIT income requirements. In addition, we generally may not, and will not, charge rent that is based in whole or in part on the income or profits of any person, except for rents that are based on a percentage of the operator’s gross receipts or sales. Rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured (i) if an operator is a corporation, by vote or value, in the operator’s equity, or (ii) if an operator is not a corporation, by our interest in such entity’s assets or net profits. Rental income derived from certain health care facilities leased to a TRS and operated by an “eligible independent contractor” (as such term is defined in Section 856(d)(9) of the Code) will also qualify as rents from real property. Operators may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as an operator’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as rents from real property. We believe that substantially all of our gross income has and will qualify as rents from real property.

Interest Income. It is possible that we will be paid interest on loans secured by real property. Interest income generally qualifies under the 95% gross income test (described above), and interest on loans secured by real property generally qualifies under the 75% gross income test (described above), provided that, in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on the loan may nevertheless qualify under the 75% gross income test, subject to limitations in the event that the principal amount of the loan outstanding during a given taxable year exceeds the fair market value of the real property at the time of the loan commitment. All of our loans secured by real property will be structured in a manner such that the income generated through such loans should be treated as qualifying income under the 75% gross income test.

Dividend Income. We may, but do not expect to, directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries, other than to the extent our one TRS may make distributions. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

Hedging Transactions. Any income or gain we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of the 75% gross income or the 95% gross income test, and therefore will be disregarded for purposes of such tests, provided that specified requirements are met, including that the instrument hedges risks associated with indebtedness issued or to be issued by us or our pass-through subsidiaries incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and that the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. If the specified requirements are not met, the income and gain from hedging transactions will generally constitute non-qualifying income both for purposes of the 75% gross income test and the 95% gross income test.

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to federal corporate income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that would adversely affect our ability to satisfy the REIT qualification requirements.

Failure to Satisfy the Gross Income Test. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if: (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect, and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply and we retain our REIT status, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets.

1)	First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Securities that do not qualify for purposes of this 75% test are subject to the additional asset tests described below, while securities that do qualify for purposes of the 75% asset test are generally not subject to the additional asset tests.

2)	Second, of our investments that are not included in the 75% asset class or securities of TRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

3)	Third, of our investments that are not included in the 75% asset class or securities of TRSs, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. This 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for the purposes of the 10% asset test, the determination of our interest in the assets of an entity treated as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

4)	Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 25% of the value of the REIT’s total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset, satisfies the rules for “straight debt,” satisfies other conditions described below, or is sufficiently small so as not to otherwise cause an asset test violation. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by us that is issued by another REIT is not a qualifying asset, except for the 10% asset test.

Certain relief provisions are available to REITs that fail to satisfy the asset requirements. One such provision allows a REIT which fails one or more of the asset requirements (other than de minimis violations of the 5% and 10% asset tests as described below) to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Violations of the 10% and 5% asset tests will be considered to be de minimis, and a REIT may maintain its qualification if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets as of the end of the quarter in which such measurement is made, and $10 million and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt.” Generally, straight debt includes any written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the interest rate and payment dates are not subject to certain prohibited contingencies and (ii) the debt is not convertible into equity. However, straight debt excludes securities owned by a REIT (or one of its TRSs) that also owns other securities of the same issuer and that do not qualify as straight debt (unless the value of those other securities equals, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities). Other securities that will not violate the 10% asset test include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments on any obligation made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership to a REIT is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

We believe that our holdings of assets have complied, and will continue to comply, with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. We do not intend to seek an IRS ruling as to the classification of our properties for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that any of our assets or our interests in other securities violate the REIT asset requirements.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

In order to maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of:

•	90% of our REIT taxable income (computed without regard to our deduction for dividends paid and excluding any net capital gains); and

•	90% of the (after tax) net income, if any, from foreclosure property (as described below);

•	minus:

•	the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid.

Distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November, or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, a distribution for a taxable year may be declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such taxable year. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is made pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income (computed without regard to our deduction for dividends paid and excluding any net capital gains), we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long- term capital gains in income, and to receive a corresponding credit for their share of the tax paid by us. Stockholders would then increase their adjusted basis in our stock by the difference between (i) the designated amounts included in their taxable income as long-term capital gains and (ii) the tax deemed paid with respect to their shares. To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of retained income on which we have paid corporate income tax. We intend to make adequate and timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

If our taxable income for a particular year is subsequently determined to have been understated, or if our deduction for dividends paid is subsequently determined to have been overstated, we may be able to rectify any resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held “primarily for sale to customers in the ordinary course of a trade or business”. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held primarily for sale to customers in the ordinary course of a trade or business depends, however, on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of that corporation at regular corporate tax rates.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Foreclosure Property

We will be subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests and will not be subject to the 100% tax on income derived from prohibited transactions. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that we acquire as the result of having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default, or default was imminent, on a lease of such property or on indebtedness that such property secured; and

•	for which we acquired the related lease or indebtedness at a time when default was not imminent or anticipated; and

•	for which we make a proper election to treat the property as a foreclosure property.

Foreclosure property also includes certain qualified health care property acquired by a REIT as the result of the termination or expiration of a lease of such property (other than by reason of a default, or the imminence of a default, on the lease). For purposes of this rule, a “qualified healthcare property” means any real property (or any personal property incident thereto) that is, or that is necessary or incidental to the use of, a health care facility (as defined above). Qualified healthcare property generally ceases to be foreclosure property at the end of the second taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the U.S. Treasury Department. Other foreclosure property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the U.S. Treasury Department.

Notwithstanding the timing rules set forth above, a grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (as applied without the explicit qualification of income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that we conduct, other than through certain independent contractors from whom the REIT itself does not derive or receive any income (disregarding any income derived with respect to a qualified health care facility, provided that such income is derived (i) pursuant to a lease in effect at the time we acquire the facility, (ii) through renewal of such a lease according to its terms or (iii) through a lease entered into on substantially similar terms).

We do not believe that our leasing of nursing homes increases the risk that we will fail to qualify as a REIT. There can be no assurance, however, that our income from foreclosure property will not be significant or that we will not be required to pay a significant amount of tax on that income.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our operators by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Failure to Qualify

Specified cure provisions are available to us in the event we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would such distributions be required to be made. In this situation, any distributions to non-corporate stockholders will, to the extent of our current and accumulated earnings and profits, generally be taxable at capital gains rates and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the taxable year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Investments in Our Operating Partnership

General

We hold and will continue to hold substantially all of our real estate assets through a single “operating partnership” that holds pass-through subsidiaries. In general, an entity classified as a partnership (or a disregarded entity) for U.S. federal income tax purposes is a “pass-through” entity that is not subject to U.S. federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of the entity, and are potentially subject to tax on these items, without regard to whether the partners or members receive a distribution from the entity. Thus, we would include in our income our proportionate share of these income items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we would include our proportionate share of the assets held by our operating partnership. Consequently, to the extent that we hold an equity interest in our operating partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT.

Entity Classification

Our investment in our operating partnership involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of such partnership. If the IRS were to successfully treat our operating partnership as an association or publicly traded partnership taxable as a corporation, as opposed to a partnership, for U.S. federal income tax purposes, the operating partnership would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of Aviv REIT—Income Tests” and “Taxation of REITs in General—Asset Tests,” which in turn could prevent us from qualifying as a REIT unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of Aviv REIT —Income Tests,” “Taxation of REITs in General—Asset Tests” and “Taxation of REITs in General—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year, and of the relief provisions. Furthermore, partners in the operating partnership would be treated as stockholders, rather than as partners, and any distributions to such persons would consequently be treated as ordinary dividends. Finally, any change in the status of our operating partnership for U.S. federal income tax purposes could be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for U.S. federal income tax purposes and do not affect other economic or legal arrangements among the partners. These rules may apply to a contribution of property by us to our operating partnership. To the extent that the operating partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time at which the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules will apply to the contribution by us to our operating partnership of the cash proceeds received in offerings of our stock. As a result, partners, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of the partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Sale of Properties

Our share of any gain realized by our operating partnership or any other pass-through subsidiary on the sale of any property held as inventory or “primarily for sale to customers in the ordinary course of business” will be treated as income from a prohibited transaction that is subject to a 100% excise tax. See “Taxation of Aviv REIT—Asset Tests,” “Taxation of Aviv REIT—Taxation of REITs in General” and “Taxation of Aviv REIT—Prohibited Transactions.” Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all of the facts and circumstances of the particular transaction. Our operating partnership and our other pass-through subsidiaries generally intend to hold their interests in properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, financing and leasing the properties, and to make occasional sales of the properties, including peripheral land, as are consistent with our investment objectives.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

General. The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to taxable U.S. stockholders. A “U.S. stockholder” is any holder of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation) for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership (including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Distributions. Provided that we qualify as a REIT, distributions made to our U.S. stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Any distribution of deficiency dividends will be treated as having been made out of our current accumulated earnings and profits, whether or not it would otherwise so qualify. With limited exceptions, ordinary dividends received from REITs are not eligible for taxation at the preferential income tax rates (20% maximum U.S. federal income tax rate) applicable to qualified dividend income. Non-corporate stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (1) income retained by the REIT in a prior taxable year in which the REIT was subject to corporate level income tax (less the amount of tax), (2) dividends received by the REIT from TRSs or other taxable C corporations, or (3) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions from us that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by us, to the extent that we elect the application of provisions of the Code that treat stockholders of a REIT as having received, for U.S. federal income tax purposes, undistributed capital gains of the REIT as well as a corresponding credit and basis adjustment for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of non-corporate U.S. stockholders, and 35% in the case of corporate U.S. stockholders. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, our earnings and profits generally will be allocated first to distributions with respect to preferred stock and then to common stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends, such capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits in the manner described above.

Distributions in excess of current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. Therefore, any gain (or loss) recognized by such stockholder on the subsequent disposition of such shares will be increased (or decreased) accordingly. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will generally be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

Dispositions of Our Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption, or other taxable disposition of our stock in an amount equal to the difference between (i) the sum of the fair market value of any property received and the amount of cash received in such disposition, and (ii) the stockholder’s adjusted tax basis in the stock at the time of the disposition. In general, a stockholder’s tax basis will equal the stockholder’s transaction cost, increased by the excess of any retained net capital gains deemed distributed to the stockholder (as discussed above), reduced by the amount of any returns of capital and taxes paid on any such retained net capital gains. In general, capital gains recognized by individual stockholders upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than 12 months, and will be taxed at ordinary income rates if the stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder (but not ordinary income, except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our stock by a stockholder who has held the stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent sale or other disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written broadly and apply to transactions that would not typically be considered tax shelters. In addition, significant penalties are imposed by the Code for failure to comply with these requirements.

You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Tax on Net Investment Income. A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. person’s “net investment income” for a taxable year or (ii) the excess of the U.S. person’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include interest, dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business, and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Taxation of Taxable Non-U.S. Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to taxable non-U.S. stockholders. A “non-U.S. stockholder” is any holder of our common stock other than a U.S. stockholder.

The following discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation. This discussion does not address non-U.S. stockholders who hold our stock through a partnership or other pass-through entity. Non-U.S. stockholders are urged to consult their tax advisors regarding the federal, state, local and non-U.S. tax consequences of owning our stock.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. withholding tax at the rate of 30%, subject to reduction or elimination by an applicable income tax treaty.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, (1) the non-U.S. stockholder generally will be subject to U.S. tax with respect to such dividends at graduated rates in the same manner as U.S. stockholders, (2) such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder, and (3) the income may also be subject to a branch profits tax at 30% (or a lower treaty rate) in the case of a non-U.S. stockholder that is a corporation.

If our stock does not constitute a “U.S. real property interest,” or USRPI, as described below under “—Dispositions of Our Stock,” the portion of dividends received by non-U.S. stockholders in excess of our earnings and profits will generally not be subject to U.S. income tax. However, if it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to U.S. withholding tax at the rate of 30%, subject to reduction or elimination by an applicable income tax treaty. In such event, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld on any portion of a distribution that was subsequently determined to be, in fact, in excess of our earnings and profits.

If our stock constitutes a USRPI, distributions by us to a non-U.S. stockholder in excess of the sum of the stockholder’s (i) share of our earnings and profits and (ii) basis in our stock will be treated as gain from the sale or exchange of such stock and will be taxed at the rate, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (for example, an individual or a corporation, as the case may be). The collection of this tax will be enforced by a creditable withholding tax imposed at a rate of 10% of the amount by which the distribution exceeds the non-U.S. stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent that it is attributable to gains from dispositions of USRPIs held by us directly, by lower-tier REITs, or through pass-through subsidiaries (“USRPI capital gains”), will, except as discussed below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax on the amount of a distribution at a rate currently equal to 35% to the extent the distribution is attributable to USRPI capital gains. Distributions subject to FIRPTA may also be subject to a branch profits tax at 30% (or a lower treaty rate) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying USRPI asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT attributable to dispositions by that REIT of assets other than USRPIs are generally not subject to U.S. income or withholding tax.

A capital gain dividend by us that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from us (see “—Taxation of Taxable Non-U.S. Stockholders—Ordinary Dividends”), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the one-year period ending on the date on which the capital gain dividend is received. Our stock is currently regularly traded on an established securities market.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation,” or USRPHC, will constitute a USRPI. We expect that we will be a USRPHC. Our stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. persons. We believe that we are currently a domestically controlled qualified investment entity and, therefore, the sale of our stock by a non-U.S. stockholder should not be subject to taxation under FIRPTA. Because our stock is currently publicly-traded, however, no assurance can be given that we will continue to be a domestically controlled qualified investment entity.

In the event that we do not constitute a domestically controlled qualified investment entity, a non-U.S. stockholder’s sale or other disposition of our stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (2) the selling non-U.S. stockholder held 5% or less of our outstanding stock of that class at all times during a specified testing period. As noted above, we believe that our stock will be treated as regularly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain, subject to reduction or elimination by an applicable income tax treaty.

HIRE Act. Legislation enacted in 2010 will generally impose a 30% withholding tax on U.S. source payments, such as dividends on our shares, and the gross proceeds from the disposition of such shares paid to (1) a foreign financial institution (as such term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are non-U.S. entities that have U.S. owners) and satisfies other requirements, and (2) specified other non-financial foreign entities unless such an entity either provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements (although, under regulations described below, the non-financial foreign entity may be exempt from such withholding even if it does not provide such certification or comply with such other requirements). An intergovernmental agreement between the United States and an applicable non-U.S. country may modify such requirements. The IRS and the U.S. Treasury Department have released regulations and other guidance that provide for the phased implementation of the tax, pursuant to which the tax will apply to dividends paid with respect to our stock after June 30, 2014, and proceeds from the sale, exchange or other taxable disposition of shares of our stock occurring after December 31, 2016. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in our shares.

Estate Tax. Aviv REIT stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their “unrealized business taxable income” (as such term is defined in the Code), or UBTI. Distributions from us and income from the sale of our stock should not give rise to UBTI to a tax-exempt stockholder, provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business.

Tax-exempt stockholders that are social clubs, voluntary employees’ beneficiary associations, supplemental unemployment compensation benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or our becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and non-U.S. tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations thereof could materially adversely affect an investment in our stock.

State, Local and Non-U.S. Taxes

We and our subsidiaries and stockholders may be subject to state, local or non U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and non-U.S. income and other tax laws on an investment in our stock.

Backup Withholding Tax and Information Reporting

U.S. Stockholders. We report to our U.S. stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with the correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stock holder’s U.S. federal income tax liability, provided that the required information is timely filed with the IRS.

We will be required to furnish annually to the IRS and to holders of our common shares information relating to the amount of dividends paid on our common shares, and that information reporting may also apply to payments of proceeds from the sale of our common shares. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Stockholders. The proceeds of a disposition of our stock by a non-U.S. stockholder to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a non-U.S. person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a non-U.S. partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a non-U.S. partnership that is engaged in the conduct of a U.S. trade or business, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or non-U.S. broker. Generally, backup withholding does not apply in such a case.

Generally, non-U.S. stockholders will satisfy the information reporting requirement by providing a proper IRS withholding certificate (such as IRS Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury regulations provide presumptions regarding the status of holders of our common shares when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

SELLING STOCKHOLDERS

The “selling stockholders” are the people or entities who may sell shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part. Such selling stockholders may receive shares of our common stock upon exchange of OP Units. The following table provides the names of the selling stockholders, the number of shares of our common stock currently held by such selling stockholders prior to any exchange by them of OP Units, the maximum number of shares of our common stock currently issuable to such selling stockholders in such exchange and the aggregate number of shares of our common stock that will be owned by such selling stockholders after the exchange assuming all of the offered shares are sold. The selling stockholders are not required to tender their OP Units for redemption, nor are we required to issue shares of common stock (in lieu of our operating partnership redeeming the OP Units for cash) to any selling stockholder who elects to tender OP Units for redemption. To the extent we do issue shares of common stock upon redemption, since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Description of Capital Stock—Restrictions on Ownership and Transfer of Stock.”

Each of the selling stockholders listed below is an affiliate of Zev Karkomi, one of our co-founders. Information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus.

The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our common stock offered by this prospectus:

Name of Selling Stockholder (1)	Shares Owned Prior to the Exchange	OP Units Owned Prior to the Exchange	Maximum Number of Shares Issuable in the Exchange	Shares Owned Following Exchange (2)(4) Number %		Maximum Number of Shares Offered for Resale	Shares Owned After Resale (3)(4) Number %
ZK Gift Trust for Susan U/A/D 12/9/91 (5)	—	1,151,792	1,151,792	1,151,792	3.0%	1,151,792	—	—%
ZK Gift Trust for Vicki U/A/D 12/9/91 (5)	—	1,096,515	1,096,515	1,096,515	2.8%	1,096,515	—	—%
SK 2011-C Annuity Trust U/A/D 4/1/2011 (5)(6)	—	847,866	847,866	847,866	2.2%	847,866	—	—%
ZK Gift Trust for Ari U/A/D 8/31/06 (5)(6)	—	647,038	647,038	647,038	1.7%	647,038	—	—%
Progressive Health Care Group Inc.	—	559,280	559,280	559,280	1.5%	559,280	—	—%
SK 2011-A Annuity Trust U/A/D 4/1/2011 (5)(6)	—	523,499	523,499	523,499	1.4%	523,499	—	—%
Zevco Enterprises Inc. (5)	—	149,963	149,963	149,963	*	149,963	—	—%
Ari Ryan Trust U/A/D 8/1/87 (5)	—	117,121	117,121	117,121	*	117,121	—	—%
Susan L. Karkomi Revocable Trust U/A/D 8/13/98	—	69,335	69,335	69,335	*	69,335	—	—%
Yuba Nursing Homes Inc. (5)(6)	—	62,487	62,487	62,487	*	62,487	—	—%
Columbus Leasehold, Inc. (5)	—	44,014	44,014	44,014	*	44,014	—	—%
Manh Inc. (5)	—	42,369	42,369	42,369	*	42,369	—	—%
Highland Leasehold Inc. (5)(6)	—	35,431	35,431	35,431	*	35,431	—	—%
Estate of Vicki Karkomi (5)	—	32,505	32,505	32,505	*	32,505	—	—%
Shifra Karkomi	—	23,379	23,379	23,379	*	23,379	—	—%
Ari Ryan (5)	—	20,236	20,236	20,236	*	20,236	—	—%
Susan Karkomi	—	14,406	14,406	14,406	*	14,406	—	—%
Oakland Nursing Homes Inc. (5)	—	7,360	7,360	7,360	*	7,360	—	—%
Vicki Karkomi Revocable Living Trust U/A/D 11/1/95 (5)	—	4,265	4,265	4,265	*	4,265	—	—%
Giltex Corporation (5)	—	1,004	1,004	1,004	*	1,004	—	—%
Bellingham II Corporation (5)	—	657	657	657	*	657	—	—%
Clarkston Care Corp. (5)	—	54	54	54	*	54	—	—%

			5,450,576			5,450,576

*	Represents less than 1.0%.
(1)

We conduct our business through a traditional umbrella partnership REIT in which our properties are owned by our operating partnership, Aviv Healthcare Properties Limited Partnership, or direct and indirect subsidiaries of our operating partnership. We are the sole general partner of our operating partnership and we and the limited partners of our operating partnership own all of the limited partnership units of our operating partnership, which we refer to as “OP Units.” The selling stockholders listed above hold OP Units in our operating partnership received in exchange for limited partnership units of our predecessor partnership that were initially issued in private placements in connection with our formation transactions. Selling stockholders that are entities may distribute shares of common stock prior to sale under this prospectus. The selling stockholders may also include persons who are donees, pledgees, successors-in-interest or permitted transferees of the listed selling stockholders.
(2)	Assumes that we exchange the OP Units of the selling stockholders for shares of our common stock. In computing the percentage ownership of a selling stockholder, we have assumed that the OP Units held by that selling stockholder have been exchanged for shares of common stock and that those shares are outstanding but that no OP Units held by other persons are exchanged for shares of common stock.
(3)	Assumes that the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus. In computing the percentage ownership of a selling stockholder, we have assumed that the OP Units held by that selling stockholder have been exchanged for shares of common stock and that those shares are outstanding but no OP Units held by other persons are exchanged for shares of common stock. This percentage is calculated assuming that each selling stockholder sells all of the shares offered by this prospectus. It is difficult to estimate with any degree of certainty the amount and percentage of shares of common stock that would be held by each selling stockholder after completion of the offering. First, we have the option to satisfy OP Unit redemption requests by paying the cash value of the units rather than issuing shares of our common stock. The number of shares offered hereby assumes we elect to satisfy all redemption requests by issuing shares. Second, assuming a selling stockholder receives shares of common stock upon redemption of such holder’s OP Units, such holder may offer all, some or none of such shares.
(4)	Based on a total of 37,602,768 shares of our common stock outstanding as of December 2, 2013.
(5)	Ari Ryan is the selling stockholder, or a trustee, co-trustee, beneficiary, president, business advisor, stockholder or executor of the selling stockholder, as applicable. Mr. Ryan served as a member of the board of directors of Aviv REIT from September 2010 through March 2013. Mr. Ryan disclaims beneficial ownership of the securities held by each such selling stockholder that is a trust, corporation or estate, except to the extent of his pecuniary interest therein.
(6)	Leticia Chavez is a co-trustee or stockholder of the selling stockholder, as applicable. Ms. Chavez serves as our Executive Vice President, Administration. Ms. Chavez disclaims beneficial ownership of the securities held by each such selling stockholder, except to the extent of her pecuniary interest therein.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities under this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly to investors;

•	in block trades;

•	through agents;

•	through a combination of these methods; or

•	any other method permitted by applicable law.

If underwriters or dealers are used in the sale, the securities may be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions.

The securities may be sold by us or the selling stockholders or the underwriters or dealers:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

As applicable, we, the selling stockholders and the underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. To the extent required, we will set forth in a prospectus supplement the terms and offering of securities by us or the selling stockholders, including:

•	the names of any underwriters, dealers or agents;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities, if any;

•	the purchase price of the securities being offered and the proceeds we or any selling stockholders will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.

We or the selling stockholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. In connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus (and, to the extent required, the applicable prospectus supplement), including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or the selling stockholders or borrowed from us, the selling stockholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or the selling stockholders in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us or the selling stockholders may be underwriters and, to the extent required, will be identified in an applicable prospectus supplement (or a post-effective amendment). We may also sell securities under this prospectus upon the exercise of rights that may be issued to our securityholders.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, and to return borrowed shares in connection with such short sales, provided, that the short sales are made after the registration statement is declared effective. The selling stockholders may also loan or pledge shares of common stock to broker-dealers in connection with bona fide margin accounts secured by the shares of common stock, which shares broker-dealers could in turn sell if the selling stockholders default in the performance of their respective secured obligations.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if any of them defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

We or the selling stockholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and, to the extent required, an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144, rather than pursuant to this prospectus.

Underwriters, Agents and Dealers. If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship and will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We or the selling stockholders may sell the securities through agents from time to time. When we or the selling stockholders sell securities through agents, the prospectus supplement will, to the extent required, name any agent involved in the offer or sale of securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We or the selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us or the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us or the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us or the selling stockholders, on one hand, and the underwriters, dealers and agents, on the other hand.

We or the selling stockholders may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us, the selling stockholders or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. To the extent required, the prospectus supplement for any securities offered by us or the selling stockholders will identify any such underwriter, dealer or agent and describe any compensation received by them from us or the selling stockholders. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation. In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering of the shares of our common stock pursuant to this prospectus and any applicable prospectus supplement.

Stabilization Activities. In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us or the selling stockholders, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales. We or the selling stockholders may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We or the selling stockholders may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

At-the-Market Offerings. To the extent that we or the selling stockholders make sales through one or more underwriters or agents in at-the-market offerings, we or the selling stockholders may do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us or the selling stockholders, on the one hand, and the underwriters or agents, on the other. If we or the selling stockholders engage in at-the-market sales pursuant to any such agreement, we or the selling stockholders will issue and sell, or re-sell, as the case may be, our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we or the selling stockholders may sell securities on a daily basis in exchange transactions or otherwise as we or they agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we or the selling stockholders may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Trading Market and Listing of Securities. Any common stock sold or resold pursuant to a prospectus supplement will be listed on the NYSE. The securities other than common stock may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered hereby and certain U.S. federal income tax matters will be passed upon by Sidley Austin LLP, Chicago, Illinois. Certain legal matters relating to Maryland law will be passed upon by Venable LLP. Certain legal matters relating to New Mexico law will be passed upon by Jones & Smith Law Firm, LLC.

EXPERTS

The consolidated financial statements and schedules of Aviv REIT, Inc. and Subsidiaries and Aviv Healthcare Properties Limited Partnership and Subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing in our Current Report on Form 8-K dated October  31, 2013.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 26, 2013;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 8, 2013, for the quarter ended June 30, 2013, filed with the SEC on August 8, 2013 and for the quarter ended September 30, 2013, filed with the SEC on November 7, 2013;

•	our Current Reports on Form 8-K filed with the SEC on March 29, 2013, April 22, 2013, July 15, 2013, October 10, 2013 (Item 8.01 only), October 16, 2013, October 31, 2013 and November 12, 2013; and our Current Report on Form 8-K/A filed with the SEC on December 12, 2013 and

•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on March 18, 2013, including any amendments and reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial filing of the registration statement relating to this prospectus and prior to the termination of the offering of any securities covered by this prospectus and the accompanying prospectus supplement, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Aviv REIT, Inc., 303 W. Madison St., Suite 2400, Chicago, Illinois 60606, Attn: Investor Relations, by telephone request to (312) 855-0930 or by email request to info@avivreit.com. The documents may also be accessed on our website at www.avivreit.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.avivreit.com. We are not incorporating by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus. Information may also be obtained from us at Aviv REIT, Inc., 303 West Madison Street, Chicago, Illinois, 60606, Attention: Investor Relations, telephone (312) 855-0930.

We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules filed with the registration statement, under the Securities Act with respect to the securities being registered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the securities, reference is made to the registration statement, including the exhibits thereto and the documents incorporated by reference therein. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information.